Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

JOINT VENTURE AND OPERATING AGREEMENT

OF

SOLAZYME ROQUETTE NUTRITIONALS, LLC

a Delaware Limited Liability Company

This Joint Venture and Operating Agreement (“Agreement”) is entered into as of November 3, 2010, by and between Roquette Frères, S.A., a French société anonyme (“Roquette”) and Solazyme, Inc., a Delaware corporation (“Solazyme”).

W I T N E S S E T H:

WHEREAS, Roquette is a global producer of starch and starch-based derivatives with expertise in the research, development, manufacture and sale of bio-products and the provision of related marketing, distribution, technical and administrative services, and Roquette also possesses certain intellectual property that could be used or useful in the development and production of products in the Field;

WHEREAS, Solazyme is a renewable oil and bio-products company with certain intellectual property in the area of algal biotechnology that could be used or useful in the development and production of products in the Field;

WHEREAS, Solazyme and Roquette desire to establish a joint venture through the formation of Solazyme Roquette Nutritionals, LLC, a Delaware limited liability company (the “Company”), with the intention that the Company shall become a global leader in the Business;

WHEREAS, the Members intend to form the Company as a limited liability company prior to Closing under the laws of the State of Delaware for the purpose of engaging in the Business;

WHEREAS, Solazyme and Roquette intend that the Company shall be the sole and exclusive vehicle for each of them in the Business in the Territory;

WHEREAS, each of Solazyme and Roquette wishes to make certain of its respective assets and resources available to the Company in support of the Business through the execution of this Agreement, the Solazyme License Agreement, the Roquette License Agreement, the Manufacturing Agreement and the Services Agreement and by undertaking certain other commitments as provided herein; and

WHEREAS, the Members and the Company wish to establish certain procedures and policies for the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.

1.2 Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to “Party” and “Parties” shall be deemed references to the parties to this Agreement unless the context shall otherwise require. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars.

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2

GENERAL PROVISIONS

2.1 Formation of the Company. The Company shall be formed as a Delaware limited liability company pursuant to a certificate of formation in form and substance as mutually agreed upon by the Parties, for the limited purposes set forth herein, and the Company shall take all actions and appropriately file all documents required by law to qualify the Company to conduct business as provided herein in all appropriate jurisdictions. The rights and liabilities of the Parties shall be as provided in the Act except as herein otherwise expressly provided.

2.2 Purpose of the Company. The Company is established for the purpose of:

(a) the research and development, manufacture, distribution, sales, marketing and support of Products and related Services in and only in the Field (the “Business”); and

(b) engaging in such other business as the Board may determine; provided, however, that for the avoidance of doubt, under no circumstances shall the Company engage in business or activities outside the Field.

2.3 Name of the Company. The name of the Company shall be Solazyme Roquette Nutritionals, LLC. The Business of the Company shall be conducted under the name “Solazyme Roquette Nutritionals” and such other names as the Board may from time to time determine to be necessary or advisable.

2.4 Place of Business of the Company. The principal place of business of the Company shall be South San Francisco, California, or such other place as the Board may from time to time determine. The Company may have such offices as the Board may from time to time deem necessary or advisable.

2.5 Registered Office; Registered Agent. The name and business address of the registered agent for service of process on the Company and its registered office in the State of Delaware shall be The Corporation Service Company, 2711 Centerville Road, Wilmington, DE 19808, or such other qualified Person and address as the Board may designate from time to time. The Board may select any Person permitted by Applicable Law to act as registered agent for the Company in each jurisdiction in which it is necessary to appoint a registered agent.

2.6 No Liability to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated in its individual capacity for any such debt, obligation or liability of the Company solely by reason of being a Member.

2.7 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a partnership for United States federal and state income tax purposes. The Company shall take all appropriate actions to ensure that the Company shall be treated as a partnership for federal and state income tax purposes, including the making of available tax elections. No election may be made to treat the Company as a corporation for federal or state income tax purposes without the written consent of all Members. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of section 303 of the Federal Bankruptcy Code, or for any purposes other than tax purposes. Neither the Company nor any Member shall take any action inconsistent with the express intent of the Parties as set forth in this Section 2.7.

2.8 Default Rules Under the Act. Regardless of whether this Agreement specifically refers to a particular Default Rule:

(a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls, and such Default Rule is hereby modified or negated accordingly; and

(b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Default Rule is hereby modified or negated accordingly.

2.9 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

2.10 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

ARTICLE 3

MEMBERS AND PERCENTAGE INTERESTS

3.1 Percentage Interest. Each Member’s “Percentage Interest” shall be determined under this Section 3.1.

(a) Each Member’s initial Percentage Interest is set forth in Exhibit B.

(b) Each Member’s Percentage Interest shall be adjusted in the manner set forth in Section 3.2 and may be adjusted in connection with other financing transactions described in Section 4.2, provided, however, that no change in a Member’s Percentage Interest shall be made without the prior consent of Solazyme and Roquette (provided they are still Members).

3.2 Additional Members. The Company shall not be expanded to include additional Members unless the existing Members consent to the same by unanimous vote. The Members may, however, by unanimous vote, take in new or additional Members upon such terms and conditions as they may find advisable, and the Percentage Interest of each new or additional Member shall be taken from the existing Members in such amounts and in such fashion as may be agreed upon by the unanimous consent of the existing Members.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1 Initial Contributions. In furtherance and support of the Company, Roquette and Solazyme hereby agree to make the following contributions, payments and commitments (the “Initial Contributions”) in accordance with the terms of this Agreement:

(a) In consideration of a fifty percent (50%) initial Percentage Interest, Roquette shall contribute to the Company the following amounts (each, an “Installment Amount”) on or before the corresponding due date (the “Installment Due Date”) set forth below:

(i) Fifteen Million Dollars ($15,000,000.00), payable to the Company at the Closing (the “First Solazyme Payment”). Immediately after the contribution of the First Solazyme Payment to the Company, the Company shall pay such amount to Solazyme;

(ii) [*] as a contribution of seed capital for the Company (the “Seed Capital Payment”) to fund the Company’s initial operating capital requirements, including the purchase [*] of relevant inventories of finished goods and works-in-progress held by Solazyme as of the Closing Date pursuant to the Initial Annual Budget and Initial Business Plan, with [*] of the Seed Capital Payment to be contributed to the Company at Closing (the “First Installment Payment”), and the balance of the Seed Capital Payment

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to be contributed to the Company pursuant to the Initial Annual Budget and Initial Business Plan as and when determined by the Board;

(iii) [*], payable to the Company on the first anniversary of the Closing Date (the “Second Solazyme Payment”), unless the Company has dissolved prior to such date. Immediately after the contribution of the Second Solazyme Payment to the Company, the Company shall pay such amount to Solazyme;

(iv) [*] in capital, subject to the conditions below, including without limitation, Sections 4.5 and 10.4(a)(iii) (the “Phase 3 Payment”);

(v) The Financing Commitments of Roquette, subject to Article 5; and

(vi) Certain intangible assets consisting of (A) a license to Roquette intellectual property as set forth in the Roquette License Agreement, (B) manufacturing and supply commitments of Roquette as set forth in Section 10.4 and in the Manufacturing Agreement, (C) the provision of technical and commercial know-how, and (D) the provision of engineering and design expertise by Roquette on [*] basis in connection with the construction and operation of the Phase 1 Facility, Phase 2 Facility and Phase 3 Facility as described in Section 10.4, the Manufacturing Agreement and the Services Agreement; provided, however, that the extent of the Company’s utilization of such expertise shall be determined solely by the Board in its discretion and that the provision of such expertise for the Phase 3 Facility shall be subject to the decision of the Board to proceed with such facility pursuant to Section 4.5.

(b) In consideration of a fifty percent (50%) initial Percentage Interest, Solazyme shall contribute the following to the Company:

(i) a license to Solazyme intellectual property as set forth in the Solazyme License Agreement; and

(ii) the business opportunity, expertise and know-how developed by Solazyme through past and ongoing spending directed toward the commercial development of the Business, including, without limitation, Product and applications development, studies in support of regulatory approvals in various jurisdictions, regulatory activities, business development activities, development of a branding strategy, establishment of customer and industry contacts, development of marketing and sales materials, and stability and shipping testing.

4.2 Additional Contributions.

(a) Any increase in the amount of the Initial Contributions required from either Member must be approved by such Member and the unanimous vote of the Board. Subject to the immediately foregoing sentence, no Member shall be required to make any Capital Contributions in excess of the total aggregate amount of the Initial Contributions set forth in

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 4.1 (including, in the case of Roquette, the Financing Commitments set forth in Article 5).

(b) Notwithstanding the provisions of Section 4.2(a), by the unanimous vote of the Board and written consent of both Roquette and Solazyme (provided they are both still Members), the Company may seek to raise additional equity capital in excess of the amount of the Initial Contributions and provide notice to the Members requiring the payment of such additional capital (a “Capital Call”). Any Capital Call shall set forth the total amount of the additional capital required and each Member’s share thereof, which shall be in proportion to each Member’s Percentage Interest, the date upon which such additional capital is to be contributed to the Company and any other terms and conditions relating thereto.

(c) At any time and from time to time, the Board shall have the right to unanimously approve, and the Company shall have the right to enter into, any financing transaction with either Member or a third party, subject to and in accordance with the provisions of this Agreement.

4.3 No Interest on or Right to Withdraw Capital Contributions. No interest shall be paid on any Capital Contribution (excluding the Financing Commitments set forth in Article 5, to the extent contemplated therein) or on the balance in any Capital Account. No Member shall have the right to withdraw its Capital Contribution or to demand or receive a return of its Capital Contribution.

4.4 Maintenance of Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member in accordance with this Section 4.4.

(b) A Member’s Capital Account shall be credited with (i) the amount of any cash contributed to the Company by or on behalf of such Member, (ii) the fair market value of any property other than cash contributed to the Company by or on behalf of such Member, (iii) allocations to such Member of Company Profits, income or gain pursuant to Section 13.2, (iv) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member and (v) any other item required to be credited for proper maintenance of capital accounts by the Treasury regulations under section 704(b) of the Code.

(c) A Member’s Capital Account shall be debited with (i) the amount of any cash and the fair market value of Property other than cash that is distributed to such Member, all as may be determined in accordance with this Agreement, (ii) allocations to such Member of Company Losses, deductions, Company Nonrecourse Deductions, or Member Nonrecourse Deductions pursuant to Section 13.2, (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company and (iv) any other item required to be debited for proper maintenance of capital accounts by the Treasury regulations under section 704(b) of the Code.

(d) If any Property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which gain or loss that has not previously been reflected in the Capital Accounts would be allocated between the Members under Section 13.2 if the distributed Property had been sold by the Company for a price equal to its fair market value on the date of distribution.

(e) The Board may, upon the occurrence of one of the events described in Section 4.4(e)(ii), increase or decrease the Capital Accounts of the Members in accordance with Section 4.4(e)(i) to reflect a revaluation of any Property.

(i) Any adjustments made under this Section 4.4(e) shall reflect the manner in which the unrealized income, gain, loss, or deduction inherent in the Property (to the extent that it has not been reflected in the Capital Account previously) would be allocated between the Members under Section 13.2 if the Company had sold all of its Property for its fair market value on the date of adjustment. The adjustments described in this Section 4.4(e)(i) shall be based on the fair market value of the Property on the date of adjustment.

(ii) The Board may make the Capital Account adjustments described in this Section 4.4(e) upon the occurrence of the following events: (A) a contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an interest in the Company; (B) a distribution of money or other Property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an interest in the Company; (C) the liquidation of the Company; or (D) any other event described in Treas. Reg. § 1.704-1(b)(2)(iv)(f). The Board shall not authorize any action that may cause a Capital Account adjustment under this Section 4.4(e) without the prior written consent of both Roquette and Solazyme (provided they are still Members).

(iii) The adjustments described in this Section 4.4(e) are intended to comply with Treas. Reg. § 1.704-1(b)(2)(iv)(f) and shall be interpreted consistently with such regulation to effectuate such intent. See the definition of “Profits and Losses” for special rules for the computation of Profits and Losses in the case of an adjustment under this Section 4.4(e).

(f) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest.

4.5 Phase 3 Payment. The Phase 3 Payment is to be used for the construction of the Phase 3 Facility, subject only to the unanimous decision of the Board to proceed with the construction of such Phase 3 Facility as provided in Section 10.4(a)(iii). The Phase 3 Payment shall be used to fund the initial engineering and construction costs of the Phase 3 Facility and shall be paid quarterly in advance, commencing upon notice from the Board, as budgeted by the Company and approved by the Board. If the Company (or alternatively, the Solazyme Directors) formally request(s) approval of the Board to proceed with the construction of the Phase 3 Facility and the Board declines to approve such request, the Company (or alternatively, the Solazyme Directors) shall have the option to re-request such approval at a later date that shall be at least twelve (12) months after the date of the initial request. If the Company (or alternatively, the Solazyme Directors) again formally request(s) approval of the Board to proceed with the construction of the Phase 3 Facility and the Board again declines to approve such request, the Parties shall in good faith enter into negotiations with the Company to redeploy the Phase 3 Payment for other uses by the Company (i.e., other than to build the Phase 3 Facility). If the Parties cannot mutually agree to a resolution, the Parties will proceed under Article 22.

4.6 Certain Tax Matters. The Parties acknowledge and agree that, for federal, state, and local income tax purposes (including for purposes of maintaining Capital Accounts): (a) Roquette’s contribution of the First Solazyme Payment and the Second Solazyme Payment shall be treated as a Capital Contribution to the Company; (b) the Company’s payment of the First Solazyme Payment and the Second Solazyme Payment to Solazyme shall be treated as a component of a “disguised sale” (under section 707(a) of the Code and the Treasury Regulations thereunder) of an interest in the Solazyme IP as described in Section 4.6(d)(ii), and not as a distribution under section 731 of the Code; (c) upon the execution of the Roquette License Agreement, Roquette shall be treated as making a Capital Contribution to the Company of the intangible property licensed by such agreement (such property, the “Roquette IP”), in the amount of [*]; (d) upon the execution of the Solazyme License Agreement, Solazyme shall be treated as (i) making a Capital Contribution to the Company of an undivided interest in the intangible property licensed by such agreement (such property, the “Solazyme IP”), having a value of [*], and (ii) transferring pursuant to a “disguised sale” (under section 707(a) of the Code and the Treasury Regulations thereunder) an undivided interest in the Solazyme IP having a value of [*]; and (e) upon the cancellation, expiration, or other termination of the Solazyme License Agreement or the Roquette License Agreement, the Company shall be treated as having made a distribution to the licensor in an amount equal to the fair market value of the intangible property licensed by such agreement (with such value being determined immediately prior to such termination).

ARTICLE 5

FINANCING COMMITMENTS

5.1 Phase 1 and Phase 2. During Phase 1 and 2 of the Business, upon the unanimous written request of the Board, Roquette agrees to provide debt financing to the Company, or in the alternative guarantee the debt financing that a third party provides to the Company, in the amount of up to [*]. The terms of any such debt financing shall be as set forth in Exhibit C. Such financing shall be used for the Company’s working capital needs.

5.2 Phase 3. Upon the unanimous election of the Board to build the Phase 3 Facility pursuant to Sections 4.5 and 10.4(a)(iii), Roquette agrees to provide debt financing to the Company, or in the alternative guarantee the debt financing that a third party provides to the Company, in the amount of:

(a) a further [*], with the terms of such financing as set forth in Exhibit C and such financing to be used for the Company’s working capital needs; plus

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) the required amount of financing for the construction of the Phase 3 Facility, not to exceed [*], with the terms of such debt financing as set forth in Exhibit C and such financing to be used for the engineering and construction of the Phase 3 Facility.

5.3 Security; Indebtedness. For all financing to be provided by, or guaranteed by, Roquette pursuant to this Article 5, (i) the Company shall be financially responsible for repayment of all principal and interest to Roquette or its financing partner as a priority creditor, and (ii) such obligations shall be secured by a first priority security interest in all of the assets of the Company (other than the intellectual property rights and similar intangible property of the Company). The legal relationship for all financing secured and/or underwritten or guaranteed by Roquette shall be directly between the Company and the financial provider (which may or may not be Roquette), and the resulting indebtedness and liabilities shall sit fully and solely on the balance sheet of the Company.

5.4 Other Financing Terms. With the exception of the financing obligations of Roquette described in this Article 5 (collectively, the “Financing Commitments”), the Company shall be responsible for obtaining such financing as may be required to fund its operations and capital development programs. Nothing in this Article 5 shall prevent the Company from seeking third-party debt financing on commercially available terms (in place of, or in addition to, the Roquette financing as provided above).

ARTICLE 6

CLOSING

6.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable after all conditions precedent to the Closing (as described in Article 7) have been satisfied or waived in writing by the Parties (the “Closing Date”). The Closing shall take place at the offices of Covington & Burling, LLP, 1 Front Street, San Francisco, California, at 10:00 a.m. local time, or at such other time, date and place as may be agreed in writing by the Parties.

6.2 Closing Deliveries of Roquette.

(a) At the Closing, Roquette shall deliver duly executed counterparts of each of the Roquette License Agreement, the Manufacturing Agreement and the Services Agreement to the other party or parties to such agreements.

(b) At the Closing, Roquette shall pay, by wire transfer of immediately available funds (i) to an account for the benefit of the Company, an amount equal to the First Installment Amount and (ii) to an account for the benefit of Solazyme, the First Solazyme Payment (which amount shall be treated as having been contributed to the Company by Roquette, and then paid by the Company to Solazyme, pursuant to Section 4.1(a)(i)).

(c) At the Closing, Roquette shall deliver such other customary Closing deliverables as Solazyme may reasonably request.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3 Closing Deliveries of Solazyme.

(a) At the Closing, Solazyme shall deliver duly executed counterparts of each of the Solazyme License Agreement and the Services Agreement to the other party or parties to such agreements.

(b) At the Closing, Solazyme shall deliver such other customary Closing deliverables as Roquette may reasonably request.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Roquette at Closing. All obligations of Roquette at the Closing are subject, at Roquette’s option, to the fulfillment prior to or on the Closing Date of each of the following conditions:

(a) All corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement by Solazyme and the consummation by Solazyme of the transactions contemplated herein shall have been duly and validly taken.

(b) Solazyme and the Company shall have executed the intellectual property license agreement in the form attached hereto as Exhibit D-1 (the “Solazyme License Agreement”);

(c) Solazyme and the Company shall have executed the services agreement in the form attached hereto as Exhibit E (the “Services Agreement”).

(d) No injunction, legal restraint or other order of a court of competent jurisdiction preventing the execution of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby shall be in effect, nor shall any proceeding by any Person seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement that makes the execution of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby illegal.

(e) Any waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”) applicable to the transactions contemplated by this Agreement shall have been terminated or shall have expired without the receipt of any objection from any Governmental Authority.

(f) The representations and warranties of Solazyme in this Agreement and in any other documents executed and delivered by Solazyme at the Closing shall be true and correct at and as of the Closing with the same effect as if made at and as of the Closing, and Solazyme shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any other documents executed and delivered by Solazyme at the Closing to be performed and complied with by such Party at or before the Closing.

(g) From and after the date of this Agreement through the Closing Date, Solazyme shall not have suffered a Material Adverse Effect.

7.2 Conditions to Obligations of Solazyme at Closing. All obligations of Solazyme at the Closing hereunder are subject, at Solazyme’s option, to the fulfillment prior to or on the Closing Date of each of the following conditions:

(a) All corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement by Roquette and the consummation by Roquette of the transactions contemplated herein shall have been duly and validly taken.

(b) Roquette and the Company shall have executed the intellectual property license agreement in the form attached hereto as Exhibit D-2 (the “Roquette License Agreement”).

(c) Roquette and the Company shall have executed the Services Agreement.

(d) Roquette and the Company shall have executed a manufacturing and supply agreement in the form attached hereto as Exhibit F (the “Manufacturing Agreement”).

(e) No injunction, legal restraint or other order of a court of competent jurisdiction preventing the execution of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby shall be in effect, nor shall any proceeding by any Person seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to this Agreement which makes the execution of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby illegal.

(f) Any waiting period pursuant to the HSR Act applicable to the transactions contemplated by this Agreement shall have been terminated or shall have expired without the receipt of any objection from any Governmental Authority.

(g) The representations and warranties of Roquette in this Agreement and in any other documents executed and delivered by Roquette at the Closing shall be true and correct at and as of the Closing with the same effect as if made at and as of the Closing, and Roquette shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any other documents executed and delivered by Roquette at the Closing to be performed and complied with by such Party at or before the Closing.

(h) From and after the date of this Agreement through the Closing Date, Roquette shall not have suffered a Material Adverse Effect.

In the event the Closing does not occur on or prior to December 1, 2010 (other than as a result of (i) the operation of the HSR Act, including without limitation, a request for additional information or other extension mandated by the Federal Trade Commission or (ii) the inability of Solazyme to fulfill the closing conditions set forth in Section 7.1 prior to December 1, 2010 (other than with respect to Section 7.1 (e)), then Roquette shall owe Solazyme a reimbursement for the direct expenses incurred (i.e., without an allocation for any overhead expenses) by Solazyme’s nutritionals business thereafter and until the Closing, payable via wire transfer to an account designated by Solazyme within thirty (30) days after receipt from Solazyme of a reasonably detailed invoice for such expenses.

ARTICLE 8

MANAGEMENT AND OPERATION OF BUSINESS

8.1 Management. The management and control of the business and affairs of the Company shall be vested with the board of managers (the “Board”) consisting of four (4) natural Persons (each a “Director”).

(a) Each initial Member listed on Exhibit B shall have the right to appoint two (2) of the Directors comprising the Board, and each Member’s two Directors shall, collectively, have two (2) votes that may be exercised by either of the Directors appointed by such Member that is present or participating in any meeting at which Directors may vote.

(b) Each Member shall have the right to appoint one (1) natural Person to act in the alternative to any Director appointed by such Member (the “Alternative Director”). An Alternative Director shall be entitled to receive notices of all meetings of the Board and to attend such meetings, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present and generally to perform all the functions of any Director to whom he is alternate in his absence.

8.2 Removal. Any Director or Alternative Director may be removed, with or without cause, by the Member who appointed such Director or Alternative Director, as the case may be. Any Director or Alternative Director may also be removed for knowing violations of law, willful misconduct or gross negligence as determined by a court of competent jurisdiction. Any Director or Alternative Director may resign at any time by delivering his written resignation to the Chairperson of the Board. Any such resignation shall be effective without acceptance at the time such resignation is actually received by the Chairperson, unless a later effective time is specified in such resignation. Any vacancy on the Board of a Director or Alternative Director appointed by any Member shall be filled by a natural Person appointed by such Member.

8.3 Powers of the Board.

(a) Except as otherwise provided herein, the management and control of the business and affairs of the Company shall be vested with the Board. The Board, acting through duly elected and appointed officers, employees and agents, shall have the authority to exercise all powers necessary and convenient for the purposes of the Company on behalf and in the name of the Company. The Directors who serve on the Board shall be “managers” (within the meaning of § 18-402 of the Act) of the Company.

(b) Subject to this Article 8, the Board shall have and may exercise with respect to the Company all the powers with which a board of directors of a Delaware corporation may lawfully be vested.

(c) Notwithstanding the foregoing, it is the intention of the Members that the general and active management of the day-to-day business of the Company shall be the responsibility of the CEO (as defined in Section 9.2), subject to the direction of the Board.

8.4 Meetings of the Board.

(a) Location. Each meeting of the Board shall be held at the principal executive office of the Company at such time as may be designated in the notice of such meeting or at such other place and at such other time as may be agreed from time to time by the Board.

(b) Notice of Meetings. Written notice of each meeting of the Board, stating the date, time and place and, to the extent known as of the date of the giving of such notice, the purpose or purposes of the meeting, shall be given at least five (5) Business Days prior to such meeting to each Director.

(c) Notice Waiver. A Director may waive notice of the date, time, place and purpose or purposes of a meeting of the Board. Waiver of notice by a Director entitled to notice is effective whether given before, at or after the meeting. Any such waiver must be in writing, signed by the Director entitled to the notice and filed with the minutes or other records of the Company; provided, however, that a Director’s attendance at, or participation in, a meeting waives any required notice to the Director of the meeting unless such Director, at the beginning of the meeting or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

(d) Quorum. The presence of at least one Director appointed by each Member shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, the Directors present may adjourn a meeting from time to time without further notice until a quorum is present. The Directors may continue to transact business at a meeting only so long as a quorum is present.

(e) Telephonic Participation. A Director may participate in a meeting of the Board by any means of communication through which such Director, other Directors so participating and all Directors physically present at the meeting may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is deemed to be present at the meeting, and the minutes may reflect such.

(f) Vote Required for Taking Action. Except as otherwise required by Applicable Law or specified in this Agreement, the Board shall take action on all matters by the affirmative vote of a majority of the Directors present at a meeting of Directors at a duly called meeting at which a quorum is present, which majority includes the affirmative vote of at least one Director appointed by each Member.

(g) Actions by Written Consent. Any action permitted or required by Applicable Law or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the Directors currently holding office; provided, however, that the signature of an Alternative Director to any resolution in writing of the Board shall, unless the terms of his appointment provide to the contrary, be as effective as the signature of one of the Directors to whom he is an alternate.

(h) Appointment of Chairperson. A Chairperson shall be designated by Solazyme from among its Directors (but not the Alternative Director) to serve a two (2) year term. Upon the expiration of the term of the first Chairperson, Roquette shall designate the next Chairperson from among its Directors (but not the Alternative Director) to serve a two (2) year term, and thereafter the Members (starting with Solazyme) shall have the alternating right to select a replacement from among their Directors as provided above, in each case to serve for a two (2) year term; provided, however, that in the event that a Party’s Percentage Interest is reduced to below the other Party’s Percentage Interest, such Party shall forfeit its right to designate a Chairperson. The Chairperson shall preside over meetings of the Board, and another Director selected by the Chairperson shall act as Secretary; other than the foregoing, the Chairperson shall have no additional powers or rights beyond those of a Director.

8.5 Actions Requiring Authorization of the Board. Without in any way limiting the power and authority of the Board as otherwise provided herein or by Applicable Law, the Company shall not take any of the following actions without the affirmative prior approval of and authorization by the Board:

(a) amend the certificate of formation of the Company or any other agreement contemplated by this Agreement to which the Company is a party;

(b) adopt or amend the Delegation of Authority Guide;

(c) adopt or amend the Company’s Safety, Health and Environment policies;

(d) adopt or amend the Company’s corporate responsibility policies (e.g., conflict of interest, business ethics, foreign exchange, derivative instruments, anti-boycott, and antitrust compliance policies);

(e) adopt or change a significant tax or accounting practice or principle of the Company or make any significant tax or accounting election by the Company;

(f) settle or abandon, on the part of the Company or any Party or Affiliate of any Party, any legal action that is in the name of the Company or directly affects the Company that (i) involves a claim or claims for monetary damages in excess of [*], (ii) involves a claim or claims by or against any governmental entity, (iii) involves any claims raising antitrust issues, or (iv) involves a request for injunctive relief;

(g) institute any legal action in the name of the Company that (i) involves a claim or claims for monetary damages in excess of [*].

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) involves a claim or claims by or against any governmental entity, (iii) involves any claims raising antitrust issues, or (iv) involves a request for injunctive relief;

(h) enter into an agreement with a Party or its Affiliates;

(i) appoint an external auditor;

(j) incorporate, liquidate, acquire or transfer any legal entities;

(k) carry on any business other than as provided in Sections 2.2(a) and 2.2(b);

(l) create, incur, assume or permit to exist any indebtedness except indebtedness incurred (i) in the ordinary course of business or (ii) to the extent consistent with this Agreement, the Business Plan or applicable Annual Budget for the current Fiscal Year;

(m) create, incur, assume or permit to exist, directly or indirectly, any lien or other encumbrance upon any Property, now owned or hereafter acquired, other than incidental liens or liens to secure indebtedness authorized pursuant to Section 8.5(l);

(n) guaranty or otherwise in any way become or be responsible for obligations or indebtedness of any other Person, whether by agreement to purchase the indebtedness of any other Person, by agreement for the furnishing of funds to any other Person for the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging indebtedness of any other Person;

(o) make or permit to exist any loan to any Person, not including advances for travel and the like made to officers and employees in the ordinary course of business;

(p) declare or pay any dividends;

(q) adopt or materially amend the Business Plan or the Annual Budget;

(r) issue any Capital Call;

(s) make any contribution of capital or assets to any other Person or purchase or acquire a beneficial interest in any other Person;

(t) sell or agree to sell, mortgage, pledge, encumber, transfer, or dispose of any asset or group of assets of the Company, whether in a single transaction or series of related transactions, where the total value of the asset or group of assets exceeds $1,000,000;

(u) merge or consolidate with any other Person;

(v) purchase or otherwise acquire, or agree to purchase or otherwise acquire, all or substantially all of the assets of any other Person or any shares of capital stock of, or similar interest in, any other Person, or any other asset or group of assets, in a single transaction or series of related transactions, the total aggregate value of which asset or group of assets exceeds $1,000,000;

(w) enter into any joint venture with any other Person;

(x) issue any additional equity interest in the Company, reclassify any existing equity interest in the Company, recapitalize the Company, or issue options, warrants or other rights to purchase any equity interest in the Company, or amend or vary any rights attached to any equity interest in the Company;

(y) enter into any contract except in accordance with the Company’s then-current Business Plan or Annual Budget and except for contracts requiring payments to be made by the Company (or two or more related contracts if, when aggregated together, requiring payments to be made) in any twelve (12) month period of less than $500,000;

(z) adopt any plan of liquidation or dissolution or file a petition in bankruptcy under Applicable Law that relates to the arrangement and administration of the rights of creditors, or admit or fail to deny any material allegations of a petition in bankruptcy or consent to or acquiesce in the relief therein requested;

(aa) hire or terminate an officer, a Key Manager or the General Manager of the Company (subject to Sections 9.2 and 9.3); or

(bb) take any action in violation of the terms of this Agreement.

8.6 Limitation of Liability and Duties.

(a) Waiver of Fiduciary Duties. Notwithstanding any other provision of this Agreement or any other applicable provision of law or equity, to the fullest extent permitted by Applicable Law (including Section 18-1101(c) of the Act), no Manager shall have any fiduciary or similar duty, or any liability relating thereto, to the Company or any Member that is not affiliated with such Manager, with respect to or in connection with the Company or the Company Business or affairs; provided, however, that, the foregoing shall in no way eliminate or limit the liability of any Manager: (i) for any breach of such Manager’s covenant of good faith and fair dealing (it being understood that each Manager shall owe the same covenant of good faith and fair dealing that a director of a corporation organized under the laws of the State of Delaware would owe to such corporation, except that, any actions taken by such Manager on behalf of a Member that are permitted to be made by such Member pursuant to this Agreement shall not be considered to be a breach of such covenants), (ii) for acts or omissions taken or made not in good faith or that involve willful misconduct, gross negligence or a knowing violation of law or (iii) for any transaction from which such Manager derived an improper direct personal benefit, excluding any indirect benefit derived from such Manager’s equity or other financial interest in a Member.

(b) Waiver of Liability. To the maximum extent permitted by Applicable Law (including the Act), no present or former Manager of the Company shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in his or her capacity as a Manager; provided, however, that such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s breach of Section 8.6(a), as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (that is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager in good faith reliance on such advice shall in no event subject such Manager to liability to the Company or any Member.

(c) Board Discretion. Without limiting Section 8.6(a), whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board is permitted or required to take any action or to make a decision or determination, the Board shall take such action or make such decision or determination in its sole discretion; provided, however, that such action is taken in good faith, unless another standard is expressly set forth herein or therein. Whenever in this Agreement or any other agreement contemplated herein a Manager is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” or with “complete discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as such Manager desires.

(d) Good Faith and Other Standards. Without limiting Section 8.6(a), whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party a Manager or the Board is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Manager shall act under such express standard and, to the extent permitted by Applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as such Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Board shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager and shall be final, conclusive and binding on the Company and the Members.

(e) Limitation of Duties; Conflict of Interest. To the maximum extent permitted by Applicable Law, the Company and each Member hereby waives any claim or cause of action against each Manager and each other Member and their respective Affiliates, employees, agents and representatives for any breach of any fiduciary duty to the Company or its Members by any such Person, including, without limitation, as may result from a conflict of interest between the Company or its Members and such Person or otherwise; provided, however, that with respect to actions or omissions of a Person, such waiver shall not apply to a breach of Section 8.6(a), as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Member acknowledges and agrees that in the event of any such conflict of interest between any Person and the Company, each such Person may, in the absence of bad faith, act in the best interests of such Person or its Affiliates, employees, agents and representatives (subject to the limitations set forth above). No Manager or Member shall be obligated to recommend or take any action in its capacity as a Manager or Member that prefers the interests of the Company or its Members over the interests of such Person or its Affiliates, employees, agents or representatives.

(f) Board Deadlock. In the event that any vote of the Board results in a Deadlock, except as otherwise expressly provided in this Agreement, such Deadlock shall be resolved pursuant to the dispute resolution procedures set forth in Article 22.

8.7 Employees. The Company shall hire such employees as the CEO may recommend and the Board may determine in its discretion, and shall fill any additional officer positions designated by the Board or provided in this Agreement. Solazyme and Roquette shall be expected and encouraged to make recommendations through their respective Directors for key management positions of the Company (“Key Managers”). Key Managers (which for purposes hereof shall include the General Manager, but not the CEO) shall work full-time for the Company and shall report, directly or indirectly, to the CEO. Key Managers drawn from Solazyme or Roquette shall either (i) cease their employment with such Party and be employed directly by the Company, or (ii) be seconded for one hundred percent (100%) of their business time by such Party to the Company; provided, however, that during the Company’s Development Period, or in such other special cases as may be determined by the Board in its discretion, individuals may be seconded to the Company by a Party for less than one hundred percent (100%) of their business time. Key Managers who are seconded to the Company by a Party (“Secondees”) shall continue to be compensated by the seconding Party and shall retain, to the extent practicable, all employment benefits from such Party (including, without limitation, applicable insurance coverage, retirement payments and stock options); provided, however, that the seconding Party shall be reimbursed by the Company for the Direct Employee Costs of such Secondees; and provided further, that after the completion of the Development Period, and subject to the determination of the Board in each case, it is generally contemplated by the Parties that such Secondees shall be asked to terminate their employment with the seconding Party and become full-time employees of the Company on terms to be negotiated at such time.

8.8 Adoption of Annual Budget and Business Plan.

(a) Initial Annual Budget and Business Plan.

(i) Within forty-five (45) days of the Closing, Solazyme and Roquette shall mutually agree upon (and finalize) the initial Annual Budget (the “Initial Annual Budget”) for the Fiscal Year 2011. If the Parties are unable to so mutually agree, then the provisions of Section 22.1 shall apply.

(ii) During the forty-five (45) day period after the Closing, Solazyme and Roquette shall use their commercially reasonable efforts to agree upon (and finalize) the initial Business Plan (the “Initial Business Plan”) for the initial three (3) Fiscal Years of the Company; provided, however, the Parties shall finalize such Initial Business Plan within four (4) months of the Closing. If the Parties are unable to so mutually agree, then the provisions of Section 22.1 shall apply.

(b) Submission of Proposed Annual Plans. Commencing with respect to the Fiscal Year 2012, not less than sixty (60) days prior to the end of each Fiscal Year, the CEO shall prepare and deliver to the Board a proposed Annual Budget for the immediately following Fiscal Year. Commencing with respect to the Fiscal Year 2014, not less than sixty (60) days prior to the end of every third Fiscal Year, the CEO shall prepare and deliver to the Board a proposed Business Plan for the immediately following three (3) Fiscal Years.

(c) Adoption of Annual Budget and Business Plan. The proposed Annual Budget and Business Plan for the Company shall be adopted, modified and adopted or rejected by the Board not less than thirty (30) days prior to the end of the then-applicable Fiscal Year in which such Annual Budget or Business Plan (as applicable) is to be updated pursuant to Section 8.8(b), subject to extension by actions of the Board, and the plans so adopted by the Board at a meeting duly called and held within such time period shall be the Annual Budget and the Business Plan for the Company for such Fiscal Year.

(d) Failure to Adopt Annual Budget or Business Plan. In the event that the Board fails to approve an Annual Budget or Business Plan within the time period prescribed therefor (or any extension thereof approved by the Board), then:

(i) the Annual Budget for such Fiscal Year shall be the Annual Budget for the immediately preceding Fiscal Year, except that all items of expense shall be increased by ten percent (10%); and

(ii) with respect to the Business Plan for such Fiscal Year, Section 8.6(f) shall apply.

ARTICLE 9

OFFICERS

9.1 Number and Designation. The Company shall have two (2) natural Persons exercising the functions of the positions of CEO and General Manager. The CEO (or his or her delegate) may elect or appoint such other officers or agents as he deems necessary for the operation and management of the Company, with such powers, rights, duties and responsibilities as may be determined by the CEO (or his or her delegate), subject to the approval of the Board. Any number of managerial positions or functions of those positions may be held or exercised by the same natural Person.

9.2 Chief Executive Officer. The chief executive officer of the Company (the “CEO”) shall be the principal executive officer of the Company and shall have the responsibilities, duties, powers, authority and obligations provided to him in this Agreement or as delegated to him by the Board. The CEO shall report directly to the Board. During Phase 1 and Phase 2, the Chief Executive Officer of Solazyme shall serve as the CEO. For the avoidance of doubt, (i) the Solazyme Chief Executive Officer shall remain an employee of Solazyme while serving as the CEO, (ii) the Solazyme Chief Executive Officer shall be under no obligation to work full-time for the Company, but shall dedicate such amount of time to the Company necessary to fulfill his duties as mutually agreed upon pursuant to the terms of a separate employment or seconded agreement, as approved by the Board and (iii) without limiting Section 8.6 (including subsection (a) therein, which shall be deemed to apply to the executive officers and the General Manager of the Company), the Parties expressly agree to waive, to the fullest extent permitted by law, any and all fiduciary duties of the Solazyme Chief Executive

Officer arising from or in relation to his role as the CEO. Should the employment of the CEO terminate with Solazyme for any reason whatsoever, he shall similarly be deemed to have concurrently resigned as the CEO of the Company, and in such case, Solazyme shall propose a replacement CEO for the Company, subject to Board approval. Upon the commencement of Phase 3 as determined by the Board, the CEO shall be selected by the Board. Unless otherwise provided herein or by a resolution adopted by the Board and the written consent of Solazyme and Roquette (provided they are still Members), the CEO: (a) shall have general and active management of the day-to-day business of the Company and shall have such other responsibilities, authority and duties as are customary for the chief executive officer of a similarly situated business; (b) shall be present at all meetings of the Board; (c) shall see that all orders and resolutions of the Board are carried into effect; (d) shall sign and deliver in the name of the Company any deeds, leases, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by Applicable Law to be exercised by another Person or is expressly delegated by this Agreement or the Board; (e) may maintain records of, and certify proceedings of, the Board; and (f) shall perform such other duties as may from time to time be prescribed by the Board.

9.3 General Manager. The General Manager of the Company shall have the responsibilities, duties, powers, authority and obligations delegated to him by the CEO, including, without limitation, the obligation to develop and implement, under the direction of the CEO, the proposed Annual Budget and Business Plan for each Fiscal Year. The General Manager shall report to the CEO. During Phase 1 and Phase 2, Solazyme shall have the right to select the General Manager in its sole discretion; provided, however, that Solayzme agrees to consult with Roquette in advance of such selection; provided further, that should the employment of the General Manager terminate with Solazyme for any reason (other than due to a transition of employment to the Company), he shall similarly be deemed to have concurrently resigned as the General Manager of the Company, and in such case, Solazyme shall propose a replacement General Manager, subject to Board approval. Upon the commencement of Phase 3 as determined by the Board, the General Manager shall be selected by the Board.

9.4 Authority and Duties. Unless prohibited by the Board, an officer may delegate some or all of the duties and powers of his position to other Persons. An officer who delegates the duties or powers of his office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated. In all cases, the officers of the Company shall report to, and be supervised by, the CEO, or, with the approval of the CEO, the General Manager; provided, however, that each executive officer, Key Manager and the General Manager ultimately reports to the Board. The appointment of any Person as an officer or agent of the Company shall not, in and of itself, create any contractual rights between such Person and the Company. The officers of the Company, acting in their capacities as such, shall be agents acting on behalf of the Company as principal to the extent, but only to the extent, of the authority granted to each officer.

9.5 Election or Appointment; Term.

(a) Appointment. A natural Person shall be elected or appointed to the position of CEO in accordance with Section 9.2. A natural Person shall be elected or appointed to the position of General Manager in accordance with Section 9.3. All other officers of the Company shall be natural Persons elected or appointed by the CEO and approved by the Board.

(b) Term. All officers shall hold office until their respective successors are chosen and have qualified, or until their earlier death, resignation or removal. Subject to Sections 9.2 and 9.3, upon the death, resignation or removal of the CEO or General Manager: (a) during Phase 1 or Phase 2, Solazyme shall propose a replacement CEO or General Manager for the Company, subject to Board approval and (b) during and after Phase 3, such replacement shall be made by the Board. Upon the death, resignation or removal of any other executive officer, such replacement may be selected by the CEO, as approved by the Board.

(c) Removal. An officer (other than the CEO) serves at the pleasure of the CEO. Subject to the terms of any applicable employment agreement, an officer may be removed at any time, with or without cause, by the CEO who, in turn, may be directed by the Board with respect to such removal. Without limiting the generality of the foregoing, any officer, Key Manager or the General Manager may be removed for willful misconduct, for gross negligence or for a knowing violation of law, as determined by the Board.

ARTICLE 10

OPERATIONS

10.1 Collaboration and Support; Services.

(a) The intent of the Parties is that the Company ultimately shall be capable of functioning independently of the Parties. Notwithstanding the foregoing, however, the Parties acknowledge and agree that the success of the Company shall rely upon significant and collaborative support and assistance from the Parties, particularly during the Development Period, and the Parties agree to act in good faith and to cooperate reasonably in pursuit of the success of the Company and the Business.

(b) In order to contain costs and leverage the infrastructure and expertise of Roquette and Solazyme, particularly during the Development Period, the Parties shall enter into the Services Agreement, pursuant to which Roquette and Solazyme shall make available or provide, at rates as agreed by the Parties, certain facilities (including, without limitation, offices and laboratories) and services (including, without limitation, information technology and legal services), as well as such part-time employees for administrative roles and non-core functions (collectively, “Development Services”), in each case as the Board and the Parties determine to be necessary and appropriate. The Parties contemplate such Development Services shall be phased out over time, as determined by the Board and pursuant to the terms of the Services Agreement.

10.2 Research and Development.

(a) The Company shall define and implement a research and development (“R&D”) program across all areas of activity necessary for the development of the Products and Business. The Parties agree and acknowledge that the scope of the Products and Business is expressly limited to the Field, and that while they may in the future undertake good faith discussions regarding an expansion of the Field to include additional activities and products, no such expansion shall occur unless agreed by the Parties in writing.

(b) The Company shall determine and direct the R&D program, and over time shall develop substantially independent R&D capabilities, facilities and teams; provided, however, that during the Development Stage, the Parties contemplate that the Company shall substantially leverage and utilize the combined R&D capabilities of Solazyme and Roquette as described herein and in the Services Agreement. Solazyme and Roquette shall each appoint one representative to support the Company’s director of R&D in defining the Company’s R&D program.

(c) R&D work undertaken by Solazyme and Roquette (either independently or jointly) on behalf of the Company shall be contracted in advance, pursuant to Statements of Work set forth as attachments to Services Agreement or similar documentation, and shall be paid for by the Company at agreed rates. Any intellectual property (patented or otherwise) resulting from any such R&D work shall be owned by the Company.

(d) For the avoidance of doubt, the costs of operation of the Company, including, without limitation, the costs of developing and producing Products, shall be borne solely by the Company, and neither Solazyme nor Roquette shall be liable for any obligations of or to the Company except to the extent provided by this Agreement, the other agreements contemplated herein, or in another writing signed by such Party.

10.3 Marketing, Sales and Distribution.

(a) The Company shall determine the approach to marketing, sales and distribution of Products in the Field in each geographic region within the Territory. The Parties currently contemplate that (i) the Company shall build a direct sales force in the United States, and potentially other key geographic areas in the Territory, and (ii) if the Company decides not to build a direct sales force in the European Territory, China, Korea or India, then the Company may utilize the established Roquette sales force and network on terms to be negotiated between the Company and Roquette; provided, however, that the ultimate decision of whether to utilize Roquette’s sales force and network shall be made by the Board.

(b) Notwithstanding any of the foregoing, the Parties agree that the Company may enter into partnership, sales and distribution agreements with third parties, based upon a determination in the Board’s discretion of the geographic and business capabilities and resources of the Company, the Parties and potential external strategic partners.

10.4 Manufacturing and Supply.

(a) The Company shall be responsible for determining and establishing an optimal manufacturing platform for Products suitable to meet the short- and long-term production needs of the Business; provided, however, that it is understood and agreed that Roquette shall be responsible for providing substantial expertise, resources and facilities to the Company with respect to such manufacturing efforts, as provided herein and in the Manufacturing Agreement. The Parties contemplate and agree that the scale-up of the manufacturing platform for Products shall proceed in the following phases; provided, however, that the timing and specifics of any such Phase may by necessity be subject to adjustment by the Company:

(i) Phase 1 – Pilot Program (“Phase 1”). The Company shall obtain from Roquette small-scale production capacity (targeting a capacity of approximately three hundred (300) metric tons of Product per annum) to meet the immediate needs of the Company to seed the market. Roquette agrees to meet this requirement by making available three hundred (300) tons of production capacity in its existing manufacturing facility in Lestrem, France, which shall be modified by Roquette at its own expense for use by the Company in meeting its Phase 1 production needs (as so modified, the “Phase 1 Facility”). The Phase 1 Facility shall be designed, modified, funded, built and owned by Roquette, and shall be made available to the Company on a toll manufacturing basis pursuant to the terms of the Manufacturing Agreement. Roquette shall initiate its efforts to plan and build out the Phase 1 Facility immediately after the Effective Date pursuant to the Initial Business Plan. Roquette shall use its commercially reasonable efforts to plan and build out the Phase 1 Facility, provide all required assistance to the Company with respect to satisfying its Phase 1 production goals and have such Phase 1 Facility operating as soon as possible pursuant to the timeline under the Initial Business Plan with the goal of having the Phase 1 Facility operating within nine (9) months after the Effective Date (which is expressly acknowledged by the Parties as a target date, not an enforceable deadline).

(ii) Phase 2 – Small Commercial (“Phase 2”). The Company shall obtain from Roquette small-scale production capacity (targeting a final capacity of approximately five thousand (5,000) metric tons of Product per annum). Roquette agrees to meet this requirement by designing and building at its own expense a manufacturing facility suitable for such scale of production in Keokuk, Iowa, or other such location as the Board determines (the “Phase 2 Facility”). The Phase 2 Facility shall be funded, built and owned by Roquette, and shall be used to manufacture Products for the Company on a Cost Plus basis, pursuant to the terms of the Manufacturing Agreement; provided, however, that the basis for Roquette’s calculation of Cost Plus shall be fully auditable by the Company on an annual basis on customary audit terms. Roquette shall initiate its efforts to plan and build out the Phase 2 Facility immediately after the Effective Date, which initial efforts shall be comprised of pre-industrial engineering studies and permitting processes, and other such long lead-time activities as reasonably determined by Roquette (in conjunction with discussions with the Company). The design of the Facility and ramp-up of capacity shall be as reasonably determined by Roquette (in conjunction with discussions with the Company), taking into consideration (without limitation) the Initial Business Plan and the uptake demand from customers, which design and corresponding capacity may be developed modularly over time. Roquette shall use its commercially reasonable efforts to have production commence in the Phase 2 Facility within eighteen (18) to twenty-four (24) months after the Effective Date (which is expressly acknowledged by the Parties as a target date, not an enforceable deadline). Upon the commencement of manufacturing operations in the Phase 2 Facility, Roquette shall notify the Board in writing of such commencement, at which time Phase 1 shall be deemed terminated and completed.

(iii) Phase 3 – Full Scale (“Phase 3”). During Phase 3 of the Business, the Company shall target a production capacity of approximately fifty thousand (50,000) metric tons of Product per annum, to meet continued growth in commercial demand and deliver optimal industrial performance. Planning for a production facility of suitable scale to satisfy such production targets (the “Phase 3 Facility”) shall commence at the direction of the Board. The Company shall be principally responsible for the planning and design of the Phase 3 Facility; provided, however, that Roquette shall provide such planning and design services as the Board may request on [*] basis. Upon the unanimous election of the Board to proceed with construction of the Phase 3 Facility, the Company shall receive the Phase 3 Payment from Roquette as provided in Section 4.1(a)(iv) (or as otherwise provided in the Board resolution) and shall commence construction at a location chosen by the Board. Upon the Board’s request, Roquette shall provide construction siting with wetmill Feedstock access for the Phase 3 Facility at Roquette’s facility in Keokuk, Iowa or another Roquette facility acceptable to the Board upon commercially reasonable terms to be negotiated at the time, including without limitation, with respect to the terms for the purchase or long term lease of the land required for the Phase 3 Facility. The Board shall determine in its discretion whether it shall undertake construction of the Phase 3 Facility itself or utilize the services of Roquette or a third party for such construction; provided, however, that upon the Board’s request, Roquette shall perform the construction of the Phase 3 Facility on the Board’s behalf on [*] basis. For the avoidance of doubt, the exercise by the Board of any of its rights under this Section 10.4(a)(iii) shall not change or impact the terms of Section 4.1(a) or Section 5.2. Upon the commencement of manufacturing operations in the Phase 3 Facility, Roquette shall notify the Board in writing of such commencement, at which time Phase 2 shall be deemed terminated and completed.

(iv) Notwithstanding any of the foregoing, the Board shall have the right, but not the obligation, exercisable at any time upon written notice to Roquette, to purchase and acquire the Phase 2 Facility from Roquette as a basis and location for construction of the Phase 3 Facility (the “Facility Purchase Option”). The purchase price of the Phase 2 Facility pursuant to the Facility Purchase Option (the “Facility Purchase Price”) shall be as calculated pursuant to Exhibit G. Within ten (10) days of Roquette’s receipt of written notice from the Board of its exercise of the Facility Purchase Option, Roquette shall deliver in writing its good faith calculation of the Facility Purchase Price pursuant to Exhibit G to the Board. During the thirty (30) day period thereafter, the Company and its accountant shall have access to books and records of Roquette as used in the calculation of the proposed Facility Purchase Price. If the Company disagrees with Roquette’s calculation, then Section 22.1 shall apply, and thereafter, Section 22.3(b) shall apply. Upon such finalization of the Facility Purchase Price, the sale and purchase shall be on reasonable and customary terms, and the Company and Roquette shall cooperate in good faith to consummate the sale of the Phase 2 Facility to the Company, and its subsequent modification into the Phase 3 Facility, as promptly as practicable.

(v) Upon completion, the Phase 3 Facility shall be fully owned by the Company, subject to such Financing Obligations (and the first priority security interests thereof) as may arise pursuant to Article 5.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi) Roquette and Solazyme shall each have a right of first refusal to utilize any excess capacity of the Phase 3 Facility to further their activities outside of the Field. In the case that both Roquette and Solazyme wish to utilize the excess manufacturing capacity, the Parties shall discuss in good faith how to optimally share the available capacity, starting from the principle of an equal right to share in utilization of such capacity.

(b) Notwithstanding anything to the contrary herein or in the Manufacturing Agreement, in the event that the Board determines, (i) that it is preferable or appropriate for the Company to directly manufacture some or all Products, then the Company shall have the right to terminate or accordingly modify the Manufacturing Agreement and perform such manufacturing functions internally, or (ii) that it is preferable for the Company to outsource manufacturing to a third party (including, without limitation, manufacturing only for certain geographic areas or with respect to certain types of Products) (an “Outsourcing Transaction”), then the Company shall have the right to terminate or modify the Manufacturing Agreement and undertake such Outsourcing Transaction; provided, however, that the Company shall provide Roquette with prompt written notice of the proposed terms offered by such third party for the Outsourcing Transaction, and Roquette shall have a right of first refusal, exercisable within thirty (30) days of receipt of such notice of terms, to match the terms of such third party and perform the manufacturing otherwise subject to the Outsourcing Transaction itself; but further provided that, for purposes of such right of first refusal, Roquette would be required to match (or substantially match) all terms provided by such third party, including with respect to timing and quality of deliverables, rather than merely the economic provisions.

(c) In addition to the manufacturing commitments set forth herein, Roquette agrees to provide such volumes of suitable Feedstock material to the Phase 1 Facility, Phase 2 Facility and Phase 3 Facility as the Company may request, subject to the terms of the Manufacturing Agreement.

10.5 Trademarks. Roquette shall cause its appropriate Affiliates to license to the Company the right to use the trademark “Roquette” as specified in the Roquette License Agreement. Solazyme shall cause its appropriate Affiliates to license to the Company the right to use the trademark “Solazyme” as specified in the Solazyme License Agreement.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1 Licensing of Company Intellectual Property. Except as provided in Section 2.1(b) of the Solazyme License Agreement and Section 2.1(b) of the Roquette License Agreement, if any of Solazyme, Roquette or a third party Person wishes to license Company intellectual property for use outside the Field, it shall make such desire known to the Company, which shall not transfer, license or otherwise make available any Company intellectual property for use outside the Field without (i) the approval of the Board and (ii) the approval of both Solazyme and Roquette (provided they are both still Members).

ARTICLE 12

CERTAIN COVENANTS AND OBLIGATIONS

12.1 Financial Reporting. The Board shall cause the Company to provide to each Member the financial statement disclosure and/or other rights as provided in this Section 12.1.

(a) Unaudited Estimated Quarterly Financial Statements. The Company shall furnish to each Member, as soon as practicable after the end of each calendar quarter in each fiscal year of the Company, and in any event no later than five (5) days after the end of each fiscal quarter, unaudited estimates of the consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of the Company and its subsidiaries (if any) as of the end of each such quarterly period and for the current fiscal year to date, prepared in accordance with U.S. GAAP consistently applied (except as noted therein), with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. The Company shall also notify each Member of any significant transactions, triggers or events that it is aware of but that are not disclosed within the financial statements.

(b) Audited Annual Financial Statements. The Company shall furnish to each Member, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, a final audited consolidated (i) balance sheet, (ii) statement of income and (iii) statement of cash flows of the Company and its subsidiaries (if any), as at the end of each such fiscal year, all prepared in accordance with U.S. GAAP consistently applied (except as noted therein). Such financial statements shall be audited by and accompanied by a report and opinion thereon prepared by independent public accountants of national standing selected by the Board. The Company shall concurrently provide financial statements setting forth in each case in comparative form the figures for the previous fiscal year in reasonable detail. The Company shall also notify each Member of any significant transactions, triggers or events that it is aware of, but that are not disclosed within the financial statements.

(c) Unaudited Quarterly Financial Statements. The Company shall furnish to each Member, as soon as practicable after the end of each of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of each such quarterly accounting period, an final unaudited consolidated (i) balance sheet, (ii) statement of income and (iii) statement of cash flows of the Company and its subsidiaries (if any) as of the end of each such quarterly period and for the current fiscal year to date, all prepared in accordance with U.S. GAAP consistently applied (except as noted therein), including a narrative discussion and analysis of the results of operations and financial condition of the Company, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. If the Company’s independent public accountants submit a report or opinion thereon, such report or opinion shall also be furnished to each Member.

(d) Monthly Financial Statements. The Company shall furnish to each Member, as soon as practicable after the end of each calendar month (which is not the end of a quarterly accounting period of the Company), and in any event within thirty (30) days after the end of such monthly period, a final unaudited consolidated (i) balance sheet and (ii) statement of income of the Company and its subsidiaries (if any) as of the end of each such month and for the current fiscal year to date, prepared in accordance with U.S. GAAP consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. If the Company’s independent public accountants submit a report or opinion thereon, such report or opinion shall also be furnished to each Member.

(e) Cooperation. Each Member or its designated agent(s), at such Member’s cost, shall have the right to visit and inspect the properties of the Company or any of its subsidiaries (if any), and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries (if any) with its officers, employees and/or the Company’s independent public accountant and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

(f) Sarbanes-Oxley Compliance.

(i) The Company shall use reasonable efforts to provide each Member with access to information that shall enable such Member to determine the state of the Company’s financial controls. Such access shall include, without limitation, access to relevant portions of minutes of the Audit Committee of the Board and access to the relevant portions of the Company’s management letters from its independent public accountant.

(ii) If Solazyme determines (upon advice of counsel) in its reasonable discretion that, due to its belief that Solazyme is, or within a relevant time period shall be, required by applicable accounting standards to consolidate the operations of the Company into its own financial statements, Solazyme may instruct the Company that it wishes the Company to become compliant in all respects with Section 404 of the Sarbanes Oxley Act of 2002 (“SOX Compliance” or “SOX Compliant”) and the time period within which it desires the Company to become SOX Compliant. If Solazyme elects to require the Company to become SOX Compliant, the Company shall take commercially reasonable efforts to become SOX Compliant by the time specified by Solazyme. The Company agrees that it shall thereafter consult with and update Solazyme on its compliance efforts on an ongoing basis at Solazyme’s request. In connection with such consultation and updates, the Company agrees that it shall in good faith consider (A) any advice or assistance offered by Solazyme in connection with its efforts to achieve SOX Compliance, and (B) any offer or suggestion by Solazyme that the Company utilize the internal audit resources or expertise of Solazyme or Roquette (or any of their respective Affiliates) with a view toward controlling the costs of achieving SOX Compliance.

(iii) Solazyme hereby agrees that in the event Solazyme has requested the Company to become SOX Compliant, Solazyme shall thereafter reimburse the Company for the reasonable out-of-pocket costs incurred by the Company in attempting to satisfy Solazyme’s request. Reimbursed costs shall include consulting fees, increased outside accounting fees and other out-of-pocket costs to the extent incurred by the Company in attempting to satisfy Solazyme’s request. For the avoidance of doubt, such reimbursed costs shall not include internal costs of the Company personnel or any fees or expenses to the extent that such fees or expenses relate to activities that would have been performed, including in relation to the timing of performance, even if Solazyme had not made such a SOX Compliance request. Reimbursed expenses shall be paid to the Company within forty-five (45) days of receipt by the Company of an invoice therefor and reasonable back-up documentation.

(g) Additional Covenants. All financial statements, reports and billings rendered by the Company or a Member (for the Company or the other Member) shall, in reasonable detail, accurately and fairly reflect the facts about all relevant activities and transactions. All actions related to activities performed pursuant to this Agreement or in connection with the transactions hereof shall comply with Applicable Law. All payments made by the Company or either Member to the other(s) shall be received by the recipient for its own account, and the Company shall not, nor is it authorized to, offer, give or promise any part of such payments directly or indirectly to any government official, political party or official thereof, or to any candidate for political office. In addition, neither Member shall, nor is it authorized to, offer, give or promise any part of such payments directly or indirectly to any government official, political party or official thereof, or to any candidate for political office in connection with the Company or the Business. Upon discovery of any instance in which a Member or the Company fails to comply with any of the provisions in this Section 12.1(g), it shall promptly notify the other Party.

12.2 Non-Competition; Non-Solicitation.

(a) Each of Roquette and Solazyme agrees that so long as this Agreement remains in effect, the Company shall constitute its exclusive vehicle for and investment in the Business, and except as provided in this Section 12.2(a), it shall not (i) compete with the Company in the Field or (ii) engage in any activities in the Field other than through the Company, in either case, directly or indirectly and whether solely or jointly with any other Person and whether itself or by or through an Affiliate. Notwithstanding any of the foregoing (i) nothing in this Section 12.2(a) shall prohibit Roquette and its Affiliates, or Solazyme and its Affiliates, from conducting research, development and business activities in the Territory outside the Field and (ii) consistent with Section 2.7(a)(i) of the Solazyme License Agreement and the Roquette License Agreement, each Party shall retain the right to conduct research in the Field, including with third party Persons, and including but limited to the activities of Roquette’s [*] program; provided, however, that no Party (nor any of its Affiliates) shall transfer, license, manufacture, distribute, sell or market any products and/or any results from such research within the Field other than through the Company. The preceding sentence shall not create an obligation on the part of Roquette to breach any existing contractual obligations that exist as of the Closing.

(b) Each of Roquette and Solazyme hereby agrees that it shall not, for a period from the Effective Date until [*] following the expiration or termination of this Agreement, directly or indirectly and whether solely or jointly with any other Person and whether itself or by or through an Affiliate, do any of the following:

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) in the case of Solazyme, induce, solicit or endeavor to entice any employee or consultant of Roquette to leave the service or employment of Roquette and join Solazyme or any Affiliate (other than the Company); and, in the case of Roquette, induce, solicit or endeavor to entice any employee or consultant of Solazyme to leave the service or employment of Solazyme and join Roquette or any Affiliate (other than the Company); provided, however, that such prohibitions shall not apply to (i) general solicitations for employment through advertisements or similarly undirected efforts or (ii) solicitations by third parties who have no knowledge of this Section 12.2(b) (such as recruiters); or

(ii) knowingly encourage or knowingly take any actions that would assist any of its Affiliates or any other Person in competing with the Business of the Company in the Territory.

12.3 [*]

(a) To the extent that Roquette becomes aware that Intellectual Property has been generated by the activities of [*] that (in the reasonable view of Roquette) would improve the conduct of the Business, Roquette shall use reasonable efforts to cause such opportunity to be presented to the Board for licensing and/or other commercialization.

(b) If the Board chooses to so license/commercialize such Intellectual Property from the [*] participants, and such [*] participants consent to the use of such Intellectual Property by the Company pursuant to the terms of underlying [*] agreement(s), then the consideration for such licensing/commercialization shall be paid as follows:

(i)  [*]

(ii) [*]

(c) [*]

ARTICLE 13

ALLOCATIONS AND DISTRIBUTIONS

13.1 Distributions of Distributable Cash.

(a) Except as provided in Section 13.1(b), Distributable Cash shall be distributed when and as determined by the Board; provided, however, that all Distributable Cash shall be distributed between the Members as follows no less frequently than once a Fiscal Year, promptly after the Company’s annual audit has been completed:

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) First, to each Member to the extent of, and in proportion to, such Member’s Tax Distribution Amount, if any, for the current Fiscal Year; and

(ii) Second, to each Member, when and as determined by the Board; provided, however that all Distributable Cash shall be distributed between the Members in proportion to their Percentage Interests, with appropriate adjustments made with respect to distributions of Distributable Cash for any period during which the Percentage Interests of the Members have changed; provided, however, that any amounts distributed to a Member pursuant to Section 13.1(a)(i) shall be treated as an advance against, and shall reduce, amounts otherwise distributable to such Member under this Section 13.1(a)(ii). Distributions under this Section 13.1(a) shall be made in such a manner that the aggregate amounts distributed to each Member under Sections 13.1(a)(i) and 13.1(a)(ii) for the current Fiscal Year and all prior Fiscal Years shall, to the extent possible, equal the amount that would have been distributed to each such Member if all such distributions of Distributable Cash had been made under Section 13.1(a)(ii).

(b) Proceeds from the liquidation of the assets of the Company upon dissolution shall be distributed to the Members in accordance with Section 21.1. Proceeds from the sale (or other conversion into cash) of all or substantially all of the Property shall be distributed to the Members in accordance with Section 21.1 as if such proceeds arose from the liquidation of the assets of the Company.

(c) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or any Member shall be treated as amounts distributed to the Members pursuant to this Section 13.1 for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members, and to pay over to federal, state or local governments, any amounts required to be so withheld pursuant to the Code or any provisions of any other Applicable Law and shall allocate such amounts to the Member or Members with respect to which such amount was withheld.

13.2 Allocation of Profits and Losses.

(a) Losses. After giving effect to the special allocations in Section 13.2(d) and subject to Section 13.2(c), Losses (and, to the extent determined by the Board, items of loss and deduction) for any taxable year shall be allocated among the Members so as to reduce, proportionately, the excess, if any, of their respective Partially Adjusted Capital Accounts over their Target Capital Accounts for such taxable year by allocating such Losses among the Members who have such an excess in proportion to such excess. No portion of the Losses for any taxable year shall be allocated to a Member whose Target Capital Account is greater than or equal to his Partially Adjusted Capital Account for such taxable year.

(b) Profits. After giving effect to the special allocations in Section 13.2(d) and subject to Section 13.2(c), Profits (and, to the extent determined by the Board, items of income and gain) for any taxable year shall be allocated among the Members so as to reduce, proportionately, the excess, if any, of their respective Target Capital Accounts over their Partially Adjusted Capital Accounts for such taxable year by allocating such Profits among the

Members who have such an excess in proportion to such excess. No portion of the Profits for any taxable year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to his Target Capital Account for such taxable year.

(c) Allocations of Certain Items. In any year in which the Company recognizes items of income, gain, loss and deduction (as components of Profit or Loss) attributable to the Roquette IP or Solazyme IP (including as a result of any distribution of such Property), then the Company shall separately allocate such items (with the remainder of Profits and Losses being allocated under Section 13.2(a) or (b), as applicable), in a manner that (together with the allocation of the remainder of Profits and Losses under Section 13.2(a) or (b), as applicable) will reduce the difference between the Members’ Partially Adjusted Capital Accounts and Target Capital Accounts, if and to the extent that allocations of “bottom line” Profit and Loss under Section 13.2(a) or (b), as applicable, would not otherwise eliminate (or would not eliminate to the same extent) such difference.

(d) Special Allocations. The following special allocations shall be made in the following order:

(i) If there is a net decrease during a Company Fiscal Year in Company Minimum Gain then, to the extent required by Treas. Reg. § 1.704-2(f), each Member shall be allocated items of Company income and gain entering into the computation of Profits and Losses for such Fiscal Year (and, as necessary, for subsequent Fiscal Years) equal to that Member’s share of the net decrease in the Company Minimum Gain (within the meaning of Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Members that this Section 13.2(d)(i) constitute a Company Minimum Gain chargeback provision under Treas. Reg. § 1.704-2(f) and be interpreted consistently with such regulation to effectuate such intent.

(ii) If there is a net decrease during a Company Fiscal Year in Member Nonrecourse Debt Minimum Gain then, to the extent required by Treas. Reg. § 1.704-2(i)(4), any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Company income and gain entering into the computation of Profits and Losses for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (within the meaning of Treas. Reg. § 1.704-2(i)(4)). It is the intent of the Members that this Section 13.2(d)(ii) constitute a Member Nonrecourse Debt Minimum Gain chargeback provision under Treas. Reg. § 1.704-2(i)(4) and be interpreted consistently with such regulation to effectuate such intent.

(iii) If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that causes or increases a deficit in such Member’s Adjusted Capital Account Balance, then items of Company income and gain entering into the computation of Profits and Losses shall be allocated to all such Members in an amount and manner sufficient to eliminate, to the extent required by Treas. Reg. § 1.704-1(b), the deficit Adjusted Capital Account Balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 13.2(d)(iii) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Section 13.2 have been tentatively made as if this Section 13.2(d)(iii) were not in this Agreement. It is the intent of the Members that this Section 13.2(d)(iii) constitute a qualified income offset provision under Treas. Reg. § 1.704-1(b)(2)(ii)(d) and be interpreted consistently with such regulation to effectuate such intent.

(iv) In the event that any Member has a deficit Capital Account balance at the end of any Fiscal Year that is in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, however, that an allocation pursuant to this Section 13.2(d)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 13.2 have been made as if Sections 13.2(d)(iii) and 13.2(d)(iv) were not in the Agreement. It is the intent of the Members that this Section 13.2(d)(iv) constitute a gross income allocation and be interpreted to effectuate such intent.

(v) Company Nonrecourse Deductions shall be allocated to the Members in proportion to their respective Percentage Interests.

(vi) Member Nonrecourse Deductions attributable to a Member Nonrecourse Debt shall be allocated to the Member (or Members) that bear(s) the economic risk of loss for such Member Nonrecourse Debt in accordance with Treas. Reg. § 1.704-2(i)(1).

(e) Losses allocated pursuant to Section 13.2(b) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 13.2(b), the limitation set forth in this Section 13.2(e) shall be applied on a Member by Member basis, and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in a manner that reflects the economic arrangement of the Members and complies with Regulations Section 1.704-1(b).

13.3 Tax Allocations. All items of income, gain, loss, deduction, and any other tax items of the Company for each Fiscal Year (collectively referred to as “Company Tax Items”) shall be allocated for tax purposes to the Members in accordance with this Section 13.3.

(a) Except as provided in Sections 13.3(b) and 13.3(c), Company Tax Items shall be allocated for tax purposes in accordance with the allocations of items of income, gain, loss, deduction, Company Nonrecourse Deductions, Member Nonrecourse Deductions, Profits and Losses under Section 13.2. For purposes of the preceding sentence, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation to such Member of the same share of each Company Tax Item that is taken into account in computing such Profits or Losses.

(b) Gain or loss upon sale or other disposition of any Property contributed to the Company or any depreciation, amortization or other cost recovery deduction allowable with respect to the basis of Property contributed to the Company shall be allocated for tax purposes among the contributing and non-contributing Members so as to take into account the difference between the adjusted tax basis and the Gross Asset Value of the Property on the date of its contribution to the extent permitted by Treas. Reg. § 1.704-3 or such superseding regulations as may be promulgated in accordance with section 704(c) of the Code. In making allocations pursuant to the preceding sentence, the Board may apply any method or convention required or permitted by section 704(c) that provides the greatest allocation of tax items of depreciation and cost recovery deductions permissible under such provision to Members making cash contributions; provided, that in no event shall the “remedial allocation method” (as described in Treas. Reg. § 1.704-3(d)) be utilized without the prior written consent of both Roquette and Solazyme (provided they are still Members).

(c) Except as provided in Section 13.3(b), if there has been an adjustment to the Members’ Capital Accounts pursuant to Section 4.4(e) to reflect the unrealized income, gain, loss, or deduction inherent in the Property, Company Tax Items with respect to such Property shall be allocated to the Members for tax purposes so as to take into account the difference between the adjusted tax basis of such Property and the value at which it is reflected in the Members’ Capital Accounts in the same manner as variations between the adjusted tax basis and fair market value of Property contributed to the Company are taken into account in determining the Members’ allocations of Company Tax Items under Section 13.3(b). The allocations under this Section 13.3(c) are intended to comply with paragraphs (b)(2)(iv)(f)(4) and (b)(4)(i) of Treas. Reg. § 1.704-1 and shall be interpreted consistently with such regulation to effectuate such intent.

13.4 Other Allocation Rules.

(a) All other items that must be allocated to the Members shall be allocated to the Members in accordance with the allocation of Profits and Losses as provided in Section 13.2.

(b) The Members are aware of the income tax consequences of the allocations made by this Article 13 and hereby agree to be bound by the provisions of this Article 13 in reporting their shares of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treas. Reg. § 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Percentage Interests.

(d) To the extent permitted by Treas. Reg. § 1.704-2(h)(3), the Board shall endeavor not to treat distributions of Distributable Cash as having been made from the proceeds of a Company nonrecourse liability or a Company nonrecourse debt.

(e) In the event of a Transfer of a Company Interest, then for purposes of the allocation provisions of this Agreement, the Transferee shall be treated as having received the allocations and distributions of the Transferor with respect to the Company Interest Transferred.

13.5 Allocation Savings Provision. The allocation method set forth in this Article 13 is intended to allocate Profits and Losses to the Members for federal income tax purposes in accordance with their economic interests in the Company while complying with the requirements of Code section 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the Board, the allocation of Profits or Losses pursuant to the provisions of this Article 13 shall not (i) satisfy the requirements of Code section 704(b) or the Treasury Regulations thereunder, (ii) comply with any other provisions of the Code or Treasury Regulations or (iii) properly take into account any expenditure made by the Company or transfer of a Company Interest, then notwithstanding anything to the contrary contained in the preceding provisions of this Article 13, Profits and Losses shall be allocated in such manner as the Board determines to be required so as to reflect properly (i), (ii) or (iii), as the case may be; provided, however, that any change in the method of allocating Profits or Losses shall not materially alter the economic agreement between the Members.

13.6 Members’ Varying Interests. In the event of any changes in any Member’s Percentage Interest during the Fiscal Year, then for purposes of this Article 13, the Board shall take into account the requirements of Code section 706(d) and shall have the right to select any method of determining the varying interests of the Members during the Fiscal Year that satisfies Code section 706(d).

ARTICLE 14

TRANSFER PROVISIONS

14.1 Restriction on Transfers. Except as expressly provided in this Article 14, no Member shall pledge, otherwise encumber or Transfer all or any portion of its Company Interest.

14.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 14.9, a Member may at any time Transfer its Company Interest in whole only, and not in part, (a) to the other Member, either (i) upon mutual agreement, (ii) pursuant to the put rights set forth in Section 14.4, (iii) pursuant to the call rights set forth in any of Sections 14.5 or 14.6, (b) to a third party pursuant to the terms of Section 14.3 or in connection with a sale of the Company pursuant to Section 14.8 or (c) to an Affiliate of the transferor, subject to Section 23.3(a) (any such Transfer being referred to in this Agreement as a “Permitted Transfer”); provided, however, prior to the second (2nd) anniversary of the Closing, the only available Permitted Transfers shall be pursuant to subsections 14.2(a)(i) and (iii) and 14.2(c).

14.3 Right to Transfer to Third Party. On or after the second (2nd) anniversary of the Effective Date, each Party shall have the right, but not the obligation, to Transfer its Company Interest, in whole only, but not in part, to a third party, subject to the terms of this Section 14.3. A Member proposing to make such a Transfer (the “Proposing Member”) shall give the other Member (the “Non-Proposing Member”) prompt written notice specifying the identity of the proposed transferee and the material terms and conditions of the proposed transfer

(the “Transfer Notice”). The Non-Proposing Member shall have the right, but not the obligation, exercisable by giving written notice to the Proposing Member within thirty (30) days after receiving the Transfer Notice (the “Transfer Notice Period”), to elect to purchase the Proposing Member’s Company Interest on the terms and conditions set forth in the Transfer Notice. In the event the Non-Proposing Member does not exercise such rights within the Transfer Notice Period, the Proposing Member may consummate the proposed Transfer on substantially the terms and conditions specified in the Transfer Notice (but in no event on more favorable terms and conditions) until the later of (x) the date that is thirty (30) days after the expiration of the Transfer Notice Period or (y) the date specified in the Transfer Notice as the date of the proposed Transfer; provided, however, that if the proposed Transfer is not consummated in such time period, the proposed Transfer shall once again be subject to the provisions of this Section 14.3.

14.4 Right of Solazyme to Put its Company Interest to Roquette or Cause a Sale of the Company. On or after the second (2nd) anniversary of the Effective Date, Solazyme shall have the right, but not the obligation, to put its Company Interest, in whole only, but not in part, to Roquette or to cause a sale of the Company, subject to the terms of this Section 14.4. To trigger these rights, Solazyme shall deliver to Roquette a notice (the “Put Notice”) indicating that Solazyme wishes to exercise its rights under this Section 14.4 and put its entire Company Interest to Roquette. Upon receipt of the Put Notice, the two Parties shall use reasonable efforts to mutually agree on the terms of Roquette’s purchase of Solazyme’s Company Interest, such period of negotiation to expire thirty (30) days after delivery of the Put Notice (unless the Parties agree to extend the period) (the “Negotiation Period”). If mutual agreement is reached, Roquette shall purchase Solazyme’s Company Interest as agreed. If mutual agreement is not reached by the end of the Negotiation Period, Roquette shall, within three (3) business days of the end of the Negotiation Period (the “Election Notice Period”), deliver to Solazyme a notice (the “Election Notice”) indicating either that (i) Roquette agrees to purchase Solazyme’s Company Interest at the fair market value determined as set forth in Section 14.7, or (ii) Roquette agrees to sell the Company as described in Section 14.8. If Roquette does not deliver an Election Notice within the Election Notice Period, Roquette shall be conclusively deemed to have delivered an Election Notice triggering a sale of the Company pursuant to Section 14.8.

14.5 Change in Control of a Party. In connection with a Change in Control of a Party (the “Acquired Party”), the other Party (the “Non-Acquired Party”) shall have the right, but not the obligation, to call and purchase the Company Interest, in whole only, but not in part, of the Acquired Party in accordance with this Section 14.5. If the Acquired Party believes that a Change in Control of the Acquired Party is imminent, the Acquired Party shall notify the Non-Acquired Party in writing (the “CinC Notice”), and the Non-Acquired Party shall have ten (10) Business Days from the date of receipt of the CinC Notice to exercise its call right (or else the right shall expire as to that Change in Control). To trigger the call, the Non-Acquired Party shall deliver to the Acquired Party a notice (the “CinC Call Notice”) indicating that the Non-Acquired Party elects to purchase the Acquired Party’s Company Interest. Upon receipt of the CinC Call Notice, the two Parties shall use reasonable efforts to mutually agree on the terms of purchase of the Acquired Party’s Company Interest, such period of negotiation to expire thirty (30) days after delivery of the CinC Call Notice (unless the Parties agree to extend the period) (the “CinC Negotiation Period”). If mutual agreement is reached, the Non-Acquired Party shall purchase the Acquired Party’s Company Interest as agreed. If mutual agreement is not reached by the end of the CinC Negotiation Period, the Non-Acquired Party shall purchase the Acquired Party’s Company Interest at 100% of the fair market value of such Company Interest determined as set forth in Section 14.7, with such purchase to be completed as soon as practicable following the final determination of fair market value.

14.6 Material Default by a Party. Upon a Material Breach by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) shall have the right, after the expiration of all applicable Cure Periods, to call and purchase the Company Interest of the Breaching Party, in whole only, but not in part, in accordance with this Section 14.6. The Non-Breaching Party shall have thirty (30) days from the later of (i) expiration of the applicable Cure Period and (ii) the date upon which the Non-Breaching Party becomes actually aware of the Material Breach, to exercise its call right (or else the right shall expire as to that Material Breach). To trigger the call, the Non-Breaching Party shall deliver to the Breaching Party a notice (the “Material Breach Call Notice”) indicating that the Non-Breaching Party wishes to call the Breaching Party’s Company Interest. Upon receipt of the Material Breach Call Notice, the two Parties shall use reasonable efforts to mutually agree on the terms of purchase of the Breaching Party’s Company Interest, with such period of negotiation to expire thirty (30) days after delivery of the Material Breach Call Notice (unless the Parties agree to extend the period) (the “Material Breach Negotiation Period”). If mutual agreement is reached, the Non-Breaching Party shall purchase the Breaching Party’s Company Interest as agreed. If mutual agreement is not reached by the end of the Material Breach Negotiation Period, the Non-Breaching Party shall purchase the Breaching Party’s Company Interest at [*] of such Company Interest determined as set forth in Section 14.7, with such purchase to be completed as soon as practicable following the final determination of fair market value.

14.7 Fair Market Value. For the purposes of this Article 14, fair market value shall be as mutually negotiated by the Parties in good faith or, if the Parties cannot agree, fair market value shall be determined as follows:

(a) Independent Valuation – Multiple Appraisals. Fair market value shall be determined by three (3) independent, neutral appraisers who are each expert in the valuation of businesses reasonably similar to the Company. The appraisers shall be selected as follows: each Party shall select one (1) independent, neutral appraiser who is an expert in the valuation of businesses such as the Company; those two appraisers shall then select a third appraiser. Each Party shall provide to the appraisers such documents as the appraisers may direct (after consulting with both Parties), and the appraisers shall each prepare an independent appraisal report setting forth what that appraiser believes to be the fair market value of the equity of the Company (i.e., the enterprise value of the Company, plus cash and cash equivalents, less debt), together with a written explanation setting forth the specific reasons for its position. No oral presentations shall be permitted. The fair market value of the Company’s equity shall be the average value of the three appraisals. The fair market value of the selling Party’s Company Interest shall be the product of (i) the fair market value of the Company’s equity as determined in accordance with this Section 14.7(a) and (ii) the selling Party’s Percentage Interest. The costs of the appraisal, including administrative and appraisers’ fees, shall be shared equally by the Parties, and each Party shall bear its own costs and attorneys’ fees incurred in connection with the appraisal. The appraisers shall be directed that any appraisal shall be completed within two (2) months from the filing of notice of a request for such appraisal. The appraisal proceedings

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and the decision shall not be made public without the joint consent of the Parties, and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party. The Parties agree that the decision shall be the sole, exclusive and binding decision between them regarding determination of fair market value.

14.8 Sale of the Company. In the event Roquette delivers or is deemed to deliver an Election Notice triggering a sale of the Company pursuant to Section 14.4, the Parties shall engage an investment bank that is mutually acceptable to the Parties to assist in the sale of the Company. If the Parties are unable to agree upon a mutually acceptable investment bank within thirty (30) days of the delivery of the Election Notice, each Party shall select an independent investment bank, and those two investment banks shall then select a third independent investment bank that shall be the investment bank that assists the Parties in the sale of the Company. If, as a result of this sales procedure, a third party purchaser offers to buy the entire Company or the Company Interests of both Parties on terms approved in writing by the Parties, then the Parties shall approve, cooperate with and participate in such sale on such terms. Such approval, cooperation and participation shall include, without limitation, each Party’s obligation to (i) vote all of its voting interests in the Company in favor of such sale and/or cause its Board designees to approve such proposed sale, in each case upon the terms as put forward by the third party, (ii) in the event such sale is structured as a sale of the Parties’ Company Interests, sell such Party’s Company Interest to the third party on such terms, and (iii) execute and deliver any and all related documents and take such other actions in support of such sale as shall reasonably be requested by the third party (including, without limitation, executing and delivering any instruments of conveyance and transfer, purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and/or any similar or related documents). Should the auction process fail to result in any mutually acceptable purchase offers, then the Parties shall proceed with Article 22. Notwithstanding the foregoing, if acceptable to both Parties, instead of selling the Company as provided above, the Parties may comply with their obligations under this Section 14.8 by reincorporating the Company in Delaware as a “C” corporation and conducting an initial public offering of the Company’s common stock; provided, however, that neither Party may purchase any shares of the Company’s common stock in such an initial public offering, in the public market, or otherwise, without the prior written consent of the other Party.

14.9 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 14.2 unless and until the following conditions are satisfied or waived by the Board:

(a) Except in the case of a Transfer of a Company Interest pursuant to Section 14.2(a), the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement and assume all the transferor’s obligations hereunder. In the case of a Transfer of a Company Interest involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

(b) Except in the case of a Transfer involuntarily by operation of law or a Transfer pursuant to Section 14.2(a), the transferor shall furnish to the Company an opinion of counsel, which counsel and opinion shall be satisfactory to the Company, that the Transfer shall not cause the Company to terminate for federal income tax purposes, unless such termination would not result in a Material Adverse Effect to the Company or any Member.

(c) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Company Interest transferred and any other information reasonably requested by the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Company Interest until it has received such information.

(d) Except in the case of a Transfer of a Company Interest involuntarily by operation of law or a Transfer pursuant to Section 14.2(a), the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Company, to the effect that (i) such Transfer is exempt from all applicable registration requirements, including under the Securities Act of 1933, as amended, and any applicable state securities laws and (ii) such Transfer shall not violate any Applicable Laws regulating the Transfer of securities or any other matter.

(e) The transferor shall comply with the provisions of Section 14.13 and Section 14.15.

14.10 Prohibited Transfers. Any purported Transfer of a Company Interest (or any part thereof) that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided, however, that if the Company is legally compelled and required to recognize a Transfer that is not a Permitted Transfer (or if the Board elects to recognize a Transfer that is not a Permitted Transfer), the interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Company Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Company Interest may have to the Company. In the case of a Transfer or attempted Transfer of a Company Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Member from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

14.11 Rights of Unadmitted Assignees. A Person who acquires any Company Interest but who is not admitted as a Member pursuant to Section 14.12 shall be entitled only to allocations and distributions with respect to such Company Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

14.12 Admission as New Members. A transferee of a Company Interest may be admitted to the Company as a Member only upon satisfaction of the conditions set forth below in this Section 14.12, unless waived by the Board:

(a) The Company Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(b) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Members may reasonably request as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;

(c) The transferee pays or reimburses the Company for all reasonable legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Company Interest;

(d) The transferee provides the Company with evidence satisfactory to counsel for the Company that such transferee has made each of the representations and undertaken each of the warranties applicable to it described in Article 16;

(e) If the transferee is not an individual of legal majority, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement; and

(f) The transferee agrees, by means of a writing delivered to each other Party reasonably acceptable to such other Party, to be bound, to the same extent as the transferor, by the provisions of this Agreement.

14.13 Covenants. Each Member hereby represents, covenants and agrees with the Company for the benefit of the Company and all Members, that (a) it is not currently making a market in Company Interests and shall not in the future make a market in Company Interests, (b) it shall not Transfer its Company Interest on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder) and (c) in the event such regulations, revenue rulings, or other pronouncements treat any or all arrangements that facilitate the selling of partnership interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it shall not Transfer its Company Interest through a matching service that is not approved in advance by the Company. Each Member further agrees that it shall not Transfer any Company Interest to any Person unless such Person agrees to be bound by this Section 14.13 and to Transfer such Company Interest only to Persons who agree to be similarly bound. The

Company may, from time to time and at the request of a Member, consider whether to approve a matching service and shall notify all Members of any matching service that is so approved.

14.14 Distributions and Allocations in Respect to Transferred Company Interest. If any Company Interest is sold, assigned or Transferred during any Fiscal Year in compliance with the provisions of this Article 14, Profits, Losses, each item thereof and all other items attributable to the transferred Company Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Company Interests during such Fiscal Year in accordance with Section 14.11. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided, however, that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer and the Company has been reimbursed for all the Company’s costs and expenses incurred or to be incurred in connection with such Transfer, the Company shall recognize such Transfer as the date of such Transfer; provided, further, that, if the Company does not receive a notice stating the date such Company Interest was Transferred and such other information as the Members may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated and all distributions shall be made to the Person who, according to the books and records of the Company, was the owner of the Company Interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 14.14, whether or not any Member or the Company has knowledge of any Transfer of ownership of any Company Interest.

14.15 Tax Elections.

(a) In the event of a Transfer of a Company Interest by sale or exchange or on death of a Member, upon request of the transferee Member, the Company may elect, pursuant to section 754 of the Code, to adjust the basis of the Property with respect to such Member; provided, however, that the transferee Member shall bear all costs incurred by the Company as a result of the election. Any tax items or aspects attributable to the aforesaid adjustments to basis (whether consisting of additional depreciation deductions or a reduction of gain on sale or otherwise) shall be allocated solely to the transferee Member. Each Member shall, at its own expense, within thirty (30) days of request from the Company, furnish to the Company such information as is reasonably necessary to accomplish the adjustments in basis provided for under the section 754 election. Moreover, in the event a distribution would cause the tax basis of the Company’s assets to increase under Section 734 of the Code if an election under Section 754 of the Code were in effect, the Company shall make such election upon the request of any Member.

(b) The Board shall cause the Company to make or revoke all other tax elections provided for under the Code. Each Member who transfers all or any portion of its Company Interest shall furnish the Company with all information required to enable the Company to fulfill any federal income tax reporting requirements imposed with respect to such transfer.

14.16 Effect of Transfer of Company Interest. Unless otherwise agreed by the non-Transferring Members and the transferor of a Company Interest, the Transfer by a Member of its Company Interest shall have no effect on the Member’s rights and obligations under any agreement contemplated by this Agreement and any such agreement shall remain binding upon such Member in accordance with the terms and subject to the conditions thereof.

14.17 Changing the Company Name. Within a reasonable period of time following any Transfer of a Company Interest by one Member, but in any event within six (6) months from the date of such Transfer, the Company and the other Member shall take all actions necessary to change the name of the Company to eliminate any reference to or possible confusion regarding the ownership of the Company by or association of the Company with the Transferring Member.

ARTICLE 15

BOOKS OF ACCOUNT, RECORDS AND REPORTS

15.1 Books and Records of the Company. Proper and complete records and books of account of the Company shall be kept in which shall be entered fully and accurately all transactions and such other matters relating to the Business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The Company books and records shall be prepared on an accrual basis in accordance with U.S. GAAP, consistently applied. The Company’s income tax returns shall be filed on an accrual basis unless the Board shall determine otherwise (and if permitted under applicable regulation). The books and records shall at all times be maintained at the principal executive offices of the Company and shall be open to the reasonable inspection and examination of any Member or such Member’s duly authorized representatives during reasonable business hours.

15.2 Tax Information to Members. Within ninety (90) days after the end of each Fiscal Year of the Company, the Company shall send to each Person who was a Member at any time during such Fiscal Year such tax information, including, without limitation, Federal Tax Schedule K-1, as shall be reasonably necessary for the preparation of such Member’s federal income tax return. This period shall be automatically extended by the period of any delay beyond the control of the Members, such as a delay resulting from the failure of a third party to provide required tax information to the Company in a timely manner, and may be extended to the extent the Board determines to file an extension of time to file the Company’s returns.

15.3 Tax Matters Member. Solazyme shall be the Tax Matters Member and shall be designated as such on all relevant forms or in any other manner as designated by Applicable Law. The Tax Matters Member shall have all powers needed to perform its duties (subject to the approval of the Board), including, without limitation, the power to retain all attorneys and accountants of its choice. The Tax Matters Member shall use its best efforts prior to taking any action (and in any event as soon as practicable after taking such action) in its capacity as such, to advise all of the Members of such contemplated action and shall cooperate in good faith with any Member with respect to any comments or advice any such Member may have in connection with such action; provided, however, that the final determination with respect to such action shall be made by the Tax Matters Member at the direction of the Board. The Tax Matters Member shall be entitled to reimbursement from the Company for all necessary and reasonable out-of-pocket expenses incurred in performing its duties as Tax Matters Member. The Tax Matters Member may be removed and/or replaced by resolution of the Board.

15.4 Tax Returns.

(a) The Board shall cause income and other required federal, state and local tax returns for the Company to be prepared and to be timely filed with the appropriate authorities making such elections as the Board shall deem to be in the best interest of the Company and the Members.

(b) Upon request of any Member, the Board shall distribute draft copies of all tax returns in advance of filing, and in any event no later than fifteen (15) days before the date of filing, to all Members for such Members’ review and comment, and shall cooperate in good faith with any Member to ensure that such Member’s comments are incorporated into any such tax return; provided, however, that the final determination with respect to the contents of any tax return filed by the Company shall be made by the Board.

(c) The Board shall use reasonable efforts to distribute all necessary tax information to each Member as soon as practicable after the end of each Fiscal Year but not later than six (6) months after the end of each Fiscal Year.

ARTICLE 16

REPRESENTATIONS AND WARRANTIES

16.1 Mutual Representations and Warranties. Roquette hereby makes the following representations and warranties to Solazyme, and Solazyme hereby makes the following representations and warranties to Roquette:

(a) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the agreements contemplated by this Agreement and to own its Company Interest.

(b) All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and each of the other agreements referred to herein to be entered into at or prior to the Closing, and the performance of all obligations hereunder and thereunder, have been taken or shall be taken prior to the Closing, and this Agreement and each of the other agreements referred to herein, when executed and delivered by it, shall constitute valid and legally binding obligations of it, enforceable against it in accordance with their terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) The execution, delivery and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby or thereby, (i) do not require the consent of any third party; (ii) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (iii) do not violate in any material respect any provision of Applicable Law or any order, injunction, judgment or decree of any Government Authority by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of Applicable Law, except to the extent that Roquette is required to file any notification pursuant to the HSR Act. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

(e) There is no action, suit, proceeding or investigation pending or threatened against it which questions the validity of this Agreement or the agreements contemplated hereby, or its ability to consummate the transactions contemplated hereby or thereby. It is not in violation of any Applicable Law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the ownership of its properties, and it shall undertake its obligations hereunder in accordance in all material respects with Applicable Law.

(f) It has available to it and shall maintain adequate financial resources to fund fully its respective Capital Contributions.

16.2 Representations and Warranties of Solazyme. Solazyme hereby makes the following representations and warranties to Roquette (capitalized terms used in Section 16.2(a) shall be as defined in the Solazyme License Agreement):

(a) It has licensed to the Company pursuant to the Solazyme License Agreement, all of the Intellectual Property Controlled by Solazyme and its Affiliates as of the Effective Date that is necessary or useful to the research and development, Manufacture, distribution, sales, marketing and/or support of Products and related Services in the Field.

16.3 Representations and Warranties of Roquette. Roquette hereby makes the following representations and warranties to Solazyme (capitalized terms used in Section 16.2(b) shall be as defined in the Roquette License Agreement):

(a) It has licensed to the Company pursuant to the Roquette License Agreement, all of the Intellectual Property Controlled by Roquette and its Affiliates as of the Effective Date that is necessary or useful to the research and development, Manufacture, distribution, sales, marketing and/or support of Products and related Services in the Field.

ARTICLE 17

CONFIDENTIALITY

17.1 Confidentiality Obligations. All information disclosed by one Party to the other Party pursuant to this Agreement, or pursuant to the Confidentiality Agreement entered into by and between Roquette and Solazyme dated February 6, 2009 (as amended), shall be the “Confidential Information” of the disclosing Party for all purposes hereunder. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information or materials furnished to it by the other Party (including, without limitation, know-how of the disclosing Party). The foregoing obligations shall not apply to any information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a third party other than in contravention of a confidentiality obligation of such third party to the disclosing Party; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

17.2 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patents or patent applications as permitted in the Solazyme License Agreement and/or Roquette License Agreement;

(b) regulatory filings necessary for the operation of the Company and the conduct of the Business;

(c) prosecuting or defending litigation as permitted under this Agreement or the Solazyme License Agreement and/or Roquette License Agreement;

(d) disclosure required by applicable regulatory bodies (such as Nasdaq and/or the U.S. Securities and Exchange Commission); or

(e) disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 17.

Further, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by valid court order or legal process, provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required, and cooperates in the other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

17.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to investment bankers, investors, and potential investors or acquirers and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 17, (b) a copy of this Agreement may be filed with the Federal Trade Commission or the Justice Department for review under the HSR Act and (c) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission, The New York Stock Exchange and/or Nasdaq as required by applicable law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

17.4 Publicity.

(a) Upon the execution of this Agreement, the Members shall issue a press release announcing the formation of the Company and the execution of this Agreement, the text of which is set forth in Exhibit H. After such initial press release, except as set forth in this Section 17.4, neither Party shall issue a press release or public announcement relating to the Business without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the above, a Party may issue a press release or public announcement if and to the extent required by applicable law or regulations, including without limitation by the rules or regulations of the U.S. Securities and Exchange Commission or similar regulatory agency in a country other than the U.S. or the rules of any stock exchange or

Nasdaq. Roquette agrees that the timely announcement of material developments of the Company is required for Solazyme to communicate effectively with its stockholders and prospective investors (subject to confidentiality provisions applicable to each such Person) and to cooperate with Solazyme in jointly preparing and issuing such announcements in a timely manner. Further, the Members may mutually issue a press release with respect to the occurrence of the following events under this Agreement: (i) completion of Phase 1, Phase 2 and/or Phase 3, (ii) filing and/or approvals of material regulatory applications, and (iii) commercial launch of Products in a country or region.

(b) Notwithstanding the above, if the relevant text of a press release or public announcement has already previously been reviewed and approved by the other Party and the text remains accurate and complete (such as the description of this Agreement in filings under the Exchange Act), then such text may be republished without further review by the other Party. In addition, the advance review provided in Section 17.4(a) shall apply only to the portion of the public announcement that concerns the Business, this Agreement and/or the other Party and shall not be interpreted to require a Party to provide an advance copy of the entire public announcement (such as an advance copy of an entire filing under the Exchange Act).

17.5 Publications. Neither Party shall publish or present the results of any research or development carried out under this Agreement without the opportunity for prior review and agreement by the other Party. Nothing contained in this Section 17.5 shall prohibit the inclusion of information necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application.

17.6 Acknowledgement. Roquette acknowledges that Solazyme may in the future become subject to the disclosure obligations of a company listed on an exchange (or on Nasdaq) and at such time be subject to obligations that are different from the disclosure obligations of Roquette, and that Solazyme may be obligated (upon advice of counsel) to publicly disclose certain information (e.g., material information relating to the Business) that Roquette would not be legally obligated to publicly disclose.

ARTICLE 18

INDEMNIFICATION

18.1 Indemnification.

(a) Each of Solazyme, on the one hand, and Roquette, on the other hand, hereby agrees to indemnify, defend and hold harmless the other and its Affiliates and each of their respective stockholders, officers, directors, employees and agents from and against any and all Damages arising out of, connected with or related to any direct or third party claims to the extent arising out of (i) any breach of any of such Party’s representations or warranties in this Agreement, (ii) any breach or non-performance of any covenant or obligation to be performed by such Party hereunder, and (iii) any obligations of such indemnifying Party to its Secondees, employees or otherwise relating to its business or operations outside the scope of this Agreement.

(b) Solazyme hereby agrees to indemnify, defend and hold harmless Roquette and its stockholders, officers, directors, employees and agents from and against any and all Damages incurred by Roquette to the extent arising out of or connected with or related to any direct or third party claim arising out of the breach by Solazyme of any of the representations, warranties, covenants or obligations of Solazyme under this Agreement, the Services Agreement, or the License Agreement. In connection with any claim for indemnification under this Section 18.1(b), Roquette shall have the right to proceed directly against Solazyme without joining the Company as a party and without any requirement that it demonstrate that the Company has taken action to enforce its rights against Solazyme in connection with such matter.

(c) Roquette hereby agrees to indemnify, defend and hold harmless Solazyme and its stockholders, officers, directors, employees and agents from and against any and all Damages incurred by Solazyme arising out of or connected with or related to any direct or third party claim to the extent arising out of the breach by Roquette of any of the representations, warranties, covenants or obligations of Roquette under this Agreement, the Services Agreement, the License Agreement or the Manufacturing Agreement. In connection with any claim for indemnification under this Section 18.1(c), Solazyme shall have the right to proceed directly against Roquette (or at Solazyme’s election, against its Affiliate Roquette America Inc.) without joining the Company as a party and without any requirement that it demonstrate that the Company has taken action to enforce its rights against Roquette in connection with such matter.

18.2 Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 18.2, NEITHER SOLAZYME NOR ROQUETTE SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF THE NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 17, AND (B) NOTHING IN THIS SECTION 18.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER ARTICLE 18 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 19

TERM; TERMINATION

19.1 Term. The term of this Agreement (the “Term”) and the rights and obligations set forth herein shall commence on the Effective Date and terminate on the ninety-ninth (99th) anniversary of the Closing Date, unless terminated earlier in accordance with Section 19.2.

19.2 Termination. This Agreement shall terminate upon the dissolution of the Company pursuant to Section 20.1. This Agreement shall also terminate if the Closing does not occur within thirty-five (35) Business Days of the date of this Agreement.

19.3 Effect of Termination. Upon termination or expiration of this Agreement, (i) each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of the other Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of the other Party’s Confidential Information for archival purposes; (ii) the Solazyme License Agreement and the Roquette License Agreement shall both terminate and (iii) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination or expiration.

19.4 Survival. In the event of the expiration or early termination of this Agreement, the provisions of Sections 12.2(b), 17.1, 17.2, 17.3, 17.5 and 19.3 and Articles 16, 18 (to the extent related to an action or claim originating before such expiration or termination), 20, 21, 22 and 23 and such other provisions that by their terms should reasonably be judged to survive expiration or termination, shall survive for the period specified therein or, in the absence of such specification, indefinitely.

ARTICLE 20

DISSOLUTION OF COMPANY

20.1 Dissolution of the Company.

(a) The Company shall be dissolved only upon the occurrence of any of the following events:

(i) the inability of the Parties to resolve a business dispute after attempting resolution pursuant to the procedures set forth in Article 22 (excluding arbitration pursuant to Section 22.3(b));

(ii) the Company suffers or permits the appointment of a receiver for its business or assets or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for thirty (30) days);

(iii) at the option of the other Member, if a Member suffers or permits the appointment of a receiver for its business or assets or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for thirty (30) days);

(iv) at the option of the non-breaching Member, in the event of a Material Breach of this Agreement; provided, however, that the right of dissolution may not be exercised under this Section 20.1(a)(iv) unless such breach remains uncured upon the expiration of any applicable Cure Period;

(v) by mutual agreement of the Members;

(vi) upon the sale or other disposition of all or substantially all of the assets of the Company;

(vii) upon the expiration of the Term; or

(viii) otherwise by operation of law.

20.2 Heirs and Executors. The Members agree that this Agreement, including, without limitation, the terms and conditions of this Article 20, shall be binding upon any of their heirs, executors, administrators, successors and, subject to Article 14, assigns.

ARTICLE 21

DISTRIBUTION UPON DISSOLUTION

21.1 Distributions.

(a) Upon the dissolution of the Company, the Board or the Persons required by law to wind up the Company’s affairs shall liquidate the remaining assets of the Company and apply and distribute the proceeds of such liquidation as follows, unless required otherwise by law:

(i) first, to the payment of all debts and liabilities of the Company, including debts and liabilities to Members, and of all expenses related to the dissolution;

(ii) second, to the setting up of reasonable reserves for any contingent liabilities and obligations of the Company; provided, however, that any such reserves shall be held for such period as the Board or other Persons so distributing shall deem advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(iii) then, subject to Section 21.1(a)(iv), to pay to the Members as follows:

(A) first, pursuant to Section 4.6(e), each intangible property contributed or transferred under Section 4.6(c) and (d) shall be distributed to the Member who contributed or transferred (or was treated under Section 4.6 as contributing or transferring) such intangible property, with the amount of such distribution determined pursuant to Section 21.1(b).

(B) second, [*];

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(C) third, to the Members in accordance with their Percentage Interests.

(iv) notwithstanding Section 21.1(a)(iii), if such liquidation occurs pursuant to or subsequent to a sale of the Company (including a sale of all or substantially all of the assets of the Company), then to pay the Members in accordance with their Percentage Interests; provided however, that (A) if at the time of such sale Roquette has not made Capital Contributions having a value at the time of such contributions of at least [*] (including all cash and the value of the Roquette IP contributed to the Company), then the amount otherwise distributable to Roquette under this Section 20.1(a)(iv) shall be reduced, and the amount otherwise distributable to Solazyme shall be increased, in each case by fifty percent (50%) of the amount by which Roquette’s Capital Contribution is less than [*], and (B) if at the time of such sale Roquette has made Capital Contributions having a value at the time of such contributions in excess of [*] (including all cash and the value of the Roquette IP contributed to the Company), then the amount otherwise distributable to Roquette under this Section 20.1(a)(iv) shall be increased, and the amount otherwise distributable to Solazyme shall be reduced, in each case by fifty percent (50%) of the amount by which Roquette’s Capital Contributions exceed [*].

(b) If the Board or the Persons required by law to wind up the Company’s affairs, in their sole discretion, shall determine that a portion of the Property should be distributed in kind to the Members, the Board or such Persons, as the case may be, shall obtain an appraisal as of a date reasonably close to the date of liquidation. The Capital Accounts shall be adjusted as provided in Section 4.4 to reflect each Member’s share of the unrealized appreciation (or loss) with respect to such distributed Property. The distribution of any such Property (or portions thereof as tenants in common) in kind to a Member shall be considered a distribution of an amount equal to the Property’s appraised fair market value (or portion thereof) for purposes of this Section 21.1. In the event a Member receives, pursuant to Section 21.1(a)(iii), a distribution in excess of the Capital Account balance of such Member determined immediately prior to such distribution (such balance determined after all allocations, distributions, and adjustments for all periods, including the period ending immediately prior to such distribution), then for federal income tax purposes it is the intent of the Members that such excess shall be treated as a “guaranteed payment” under section 707(c) of the Code, and the Company deduction and other items resulting from such guaranteed payment shall be allocated to the Members according to Section 13.2.

(c) Upon the dissolution of the Company, the intangible assets of the Company (other than as returned pursuant to Section 21.1(a)(iii)(A), which shall be treated as having occurred prior to the operation of this Section 21.1(c)) shall be treated as follows (capitalized terms used in this Section 21.1(c), but not defined in this Agreement, shall be as defined in the License Agreements):

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) all Improvements to the Licensed Intellectual Property licensed to the Company by Solazyme, and any improvements, enhancements or refinements thereto made after the Accumulation Termination Date, shall be assigned by the Company to Solazyme;

(ii) all Improvements to the Licensed Intellectual Property licensed to the Company by Roquette, and any improvements, enhancements or refinements thereto made after the Accumulation Termination Date, shall be assigned by the Company to Roquette; and

(iii) all other intangible rights owned by the Company shall be assigned by the Company jointly to Roquette and Solazyme, each of which shall have the right to use, practice and license such Intellectual Property for any and all uses, without any accounting to the other.

In connection with the foregoing assignments, the Company shall execute written assignment agreements in favor of the respective Parties, which agreements shall assign the intangible property rights, and all rights to enforce any claims relating thereto. The assigned intangible property rights shall in all cases remain subject to any licenses previously granted by the Company to a third party Person. For the avoidance of doubt, the provisions of this Section 21.1(c) shall not affect the amounts distributable to the Members under Section 21.1(a)(iii).

21.2 Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities. Any distribution to a Member under this Article 21 shall be made by the later of (1) the end of the taxable year of the “liquidation” of the Company, or (2) within ninety (90) days of such “liquidation,” as such term is defined by Treas. Reg. § 1.704-1(b)(2)(ii)(g), except as otherwise permitted by Treas. Reg. § 1.704-1(b)(2)(ii)(b).

21.3 Statements Upon Dissolution. By no later than one hundred twenty (120) days after the dissolution and termination of the Company, each of the Members shall be furnished with statements prepared by the certified public accountant for the Company in accordance with the provisions of Section 21.1 as of and for the period ending with the date of complete liquidation.

21.4 No Obligation to Restore. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulation Section 1.704-1(b)(2), if either Member has a deficit in its Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustment for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution for the purposes of eliminating or diminishing its negative Capital Account balance and its negative Capital Account balance shall not be considered a debt owned by such Member to the Company or to any other person for any purpose whatsoever.

ARTICLE 22

DISPUTE RESOLUTION

22.1 Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with the Business, any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme and to the Chief Executive Officer of Roquette, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 22.2.

22.2 Mediation.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution under Section 22.3, to first try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that (a) no such mediation shall be required for any disagreement regarding the failure by a Party to fully pay any sum due hereunder, and (b) if such mediation has not occurred within sixty (60) days after a written request for mediation by either Party, then either Party may proceed to resolution pursuant to Section 22.3.

(b) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(c) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

22.3 Final Resolution.

(a) Business Disputes. Any dispute of a business nature arising out of or connected with the Business or this Agreement, including without limitation, a Deadlock situation, that cannot be settled by negotiation pursuant to Section 22.1 or by mediation pursuant to Section 22.2 shall result in the dissolution of the Company pursuant to Section 20(a)(i). Without limiting the generality of the foregoing, the Parties acknowledge that decisions and disputes relating to strategy, investments, research, industrial operations, international expansion, go-to-market models, the selection of the CEO, General Manager or a Key Manager (subject to the terms above) and the build out of the Phase 3 Facility are business disputes.

(b) Legal Disputes. Any dispute of a legal nature arising out of or connected with the interpretation or enforcement of the legal duties, rights and obligations under this Agreement, including without limitation, its validity, application (including whether a product is within the Field) or termination, that cannot be settled by negotiation pursuant to Section 22.1 or mediation pursuant to Section 22.2 shall be referred to and finally resolved by arbitration under the Arbitration Rules of the Center for Public Resources in New York. The arbitration shall consist of a single arbitrator mutually agreed by the Parties, or, in the absence of such agreement, the arbitration shall consist of a panel of three (3) arbitrators who shall arbitrate the dispute, one to be selected by Solazyme, one to be selected by Roquette, and the third to be selected by mutual agreement of the first two (2) arbitrators so selected. Any arbitration shall take place in New York, New York and any arbitration proceeding shall be conducted according to the laws of the State of Delaware. Within fifteen (15) days after the conclusion of the arbitration hearing, the arbitrators shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrations shall not be authorized to reform, modify or materially amend this Agreement or any other agreements contemplated hereby. The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that they determine to be just or equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be final and binding and may be enforced by any court having jurisdiction. The Parties waive any right to appeal the arbitration award, to the extent a right to appeal may be lawfully waived. Each Member retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending or during arbitration; and (iii) to enforce any decision of the arbitrator, including the final award.

22.4 Language of Dispute Resolution. All proceedings under this Article 22 shall be conducted in the English language and all documents exchanged between the Parties and/or submitted in the context of a proceeding under this Article 22 shall be in English or shall be accompanied with a certified English translation of the original document.

ARTICLE 23

MISCELLANEOUS

23.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to Roquette, to:

Roquette Frères, S.A.

62080 LESTREM CEDEX

France

Attn: Département Juridique

Telephone: +33 3 2163 3600

Facsimile: +33 3 2163 9459

or to such other address as Roquette may designate in a written notice to the other Party; and

if to Solazyme, to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: 1-650-416-5126

Facsimile: 1-650-989-1258

or to such other address as Solazyme may designate in a written notice to the other Party.

23.2 Remedy for Breach.

(a) Each Party acknowledges and agrees that the services to be furnished by it hereunder and the rights granted to it hereunder are of a special, unique, extraordinary, artistic and intellectual character that gives them a special value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by any Party of the provisions herein shall cause the other Party or Parties irreparable injury and damage. Each Party shall be entitled as a matter of right to injunctive and other equitable relief to prevent the violation of this Agreement by any other Party, in addition to any other rights or remedies that such Party may have to damages or otherwise pursuant to this Agreement or Applicable Law.

(b) The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.

23.3 Assignment. No Party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Party; provided, however, that a Party may assign its rights and delegate its obligations hereunder without such consent (a) to an Affiliate of such Party if the assigning Party agrees in writing to guarantee and remain ultimately responsible for the performance by such Affiliate of its obligations hereunder, and (b) in connection with a Permitted Transfer of such Party’s Company Interest pursuant to Section 14.2.

23.4 Performance by/Responsibility for Affiliates. Each of Solazyme and Roquette acknowledges that its obligations and rights under this Agreement may be performed and exercised by Affiliates of Solazyme and Roquette, respectively. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each of Solazyme and Roquette guarantees performance of this Agreement by its Affiliates. In any case in which a Party delegates responsibilities to its Affiliates hereunder, the Parties agree that such Affiliates shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way. If a Party’s Affiliate breaches any aspect of this Agreement in the performance of any activity that has been delegated to such Affiliate, then the other Party shall be entitled to proceed against the Party whose Affiliate so breached and shall not first be required to proceed against the Affiliate that so breached.

23.5 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

23.6 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock for making the Products; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any Governmental Authority or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

23.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns.

23.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

23.9 No Implied Licenses. Notwithstanding anything in this Agreement to the contrary, no licenses, express or implied, are granted to any Party, and no transmission of technical data or rendition of technical services, or any act in connection with the manufacture, use or sale, or assistance with respect thereto, shall be construed as, or result in, a grant of any license hereunder, express or implied, with respect to any intellectual property now known or hereafter developed by any Party, except those rights and licenses expressly granted pursuant to the Solazyme License Agreement and the Roquette License Agreement.

23.10 Remedies. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which any Party would otherwise have at law, in equity, by statute or otherwise.

23.11 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

23.12 Third Party Beneficiaries. Except for the rights of the indemnitees set forth in Article 18, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Solazyme and Roquette and their permitted assigns, and no third party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

23.13 Fees; Brokers. Each of Solazyme and Roquette shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Any filing fee payable in connection with a required filing under the HSR Act shall be paid by the Party required to make such filing. Each of Solazyme and Roquette represents and warrants to the other that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each of Solazyme and Roquette agrees to indemnify and hold the other harmless from and against any broker’s, finder’s or similar fees for which it is responsible.

23.14 Advice of Counsel. Solazyme and Roquette have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

23.15 Entire Agreement; Amendments. This Agreement is being executed in conjunction with the Roquette License Agreement, the Manufacturing Agreement and the Services Agreement, which, taken together, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter of and the transactions contemplated by this Agreement. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the foregoing agreements and that gives full force and effect to all relevant provisions of the foregoing agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

23.16 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by either Party of a breach of any term or provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

23.17 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

23.18 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Solazyme and Roquette are subject to prior compliance with U.S. export regulations and such other U.S. laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the U.S. or the European Union. Solazyme and Roquette, respectively, shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide assistance to the other Party as reasonably necessary to obtain any required approvals.

23.19 Governmental Matters. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Federal Trade Commission and/or the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement and shall cooperate to respond to any request for further information therefrom at the expense of the requesting Party.

23.20 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each Party hereto shall receive by facsimile transmission or PDF a duplicate original of the Agreement executed by each Party, and each Party agrees that the delivery of the Agreement by facsimile transmission or PDF shall be deemed to be an original of the Agreement so transmitted.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Joint Venture and Operating Agreement as of the day and year first above written.

MEMBERS:

ROQUETTE FRÈRES, S.A.

By:	/s/ Guy Talbourdet
Name: Guy Talbourdet
Title: Chief Executive Officer

SOLAZYME, INC.

By:	/s/ Jonathan Wolfson
Name: Jonathan Wolfson
Title: Chief Executive Officer

Exhibit A	–	Defined Terms
Exhibit B	–	Members of the Company
Exhibit C	–	Financing Terms
Exhibit D-1	–	Solazyme License Agreement
Exhibit D-2	–	Roquette License Agreement
Exhibit E	–	Services Agreement
Exhibit F	–	Manufacturing Agreement
Exhibit G	–	Facility Purchase Price
Exhibit H	–	Press Release

EXHIBIT A

DEFINED TERMS

“Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Balance” shall mean a Member’s Capital Account balance (a) increased by any amount that such Member is obligated to restore under Treas. Reg. § 1.704-1(b)(2)(ii)(c) (including any addition thereto pursuant to the next to last sentences of Treas. Reg. § 1.704-2(g)(1) and (i)(5) after taking into account thereunder any changes during such Fiscal Year in Company Minimum Gain and in Member Nonrecourse Debt Minimum Gain) and (b) decreased by any adjustments, allocations, and distributions specified in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5), and (6) as are reasonably expected to be made to such Member. A distribution or allocation shall result in a Member having a deficit Adjusted Capital Account Balance to the extent such distribution or allocation either shall create or increase a deficit balance in such Member’s Capital Account after making the adjustments described in the preceding sentence.

“Affiliate” shall mean, with respect to any Person, (a) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (b) any Person owning or Controlling a majority of the outstanding voting interests of such Person, (c) any officer, director, or general partner of such Person, or (d) any Person who is an officer, director, general partner, trustee, or holder of a majority of the voting interests of any Person described in clauses (a) or (b) of this sentence.

“Agreement” shall mean this Joint Venture and Operating Agreement, as amended from time to time.

“Annual Budget” shall mean the annual projected budget and an annual operating plan for the Company for the corresponding Fiscal Year that shall include (a) monthly capital expenditure and operating expense budgets, (b) projected monthly cash flow statements, (c) profit and loss projections for such Fiscal Year prepared on a month-by-month basis and (d) forecasted pro forma balance sheets for the Company for such Fiscal Year, prepared on a month-by-month basis, and which has been adopted or deemed to have been adopted by the Board in accordance with the provisions of Section 8.8(b).

“Applicable Law” shall mean any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by Government Authorities.

[*].

“Business Day” shall mean any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 1

“Business Plan” shall mean the multi-year strategic business plan of the Company (for a period of three (3) Fiscal Years), which shall include plans to roll-out the Company Business in the Territory, plans to market and promote the Business and the Company’s products and services and short and long term financial targets, which has been adopted by the Board in accordance with the provisions of Section 8.8(b).

“Capital Account” shall mean the capital account to be maintained by the Company for each Member in accordance with Section 4.4.

“Capital Contributions” shall mean the Initial Contributions and any other cash and other property contributed to the Company by or on behalf of a Member or such Member’s predecessor in interest.

“Cash Capital Contribution” shall mean each Capital Contribution that is made (or deemed made) in cash or immediately available funds.

“Cash Reserve” shall mean any reserve fund that may be established and maintained by the Board in its reasonable good faith judgment for the ordinary course operation of the Company Business; provided, however, that such fund shall be consistent with U.S. GAAP and shall not exceed amounts reasonably necessary for working capital, anticipated debt service, future capital expenditures, repairs, replacements, taxes, contingent liabilities and the like. If the Cash Reserve is drawn down it may be replenished in accordance with the preceding limitations.

“Change in Control” shall mean the occurrence of any of the following: (a) any consolidation or merger of a Party with or into any third party, or any other corporate reorganization involving a third party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a third party; or (c) the sale, transfer, lease, license or other disposition to a third party of all or substantially all of a Party’s assets in one or a series of related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Company” shall mean Solazyme Roquette Nutritionals, LLC.

“Company Business” shall mean the business in which the Company shall engage from time to time as described under Article 2.

“Company Interest” shall mean the ownership and voting interest of a Member in the Company at any particular time, including the right of such Member to any and all distributions and any other benefits to which such Member may be entitled as provided in this Agreement or the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and the Act.

Exhibit A – Page 2

“Company Minimum Gain” shall mean the amount of Company minimum gain, computed in the manner set forth in Treas. Reg. § 1.704-2(d).

“Company Nonrecourse Deduction” shall mean the amount of Nonrecourse deductions computed in the manner set forth in Treas. Reg. § 1.704-2(c).

“Company Tax Items” shall mean all items of income, gain, loss, and deduction, and all tax preferences, depreciation, accelerated cost recovery system deductions, investment interest, and other tax items of the Company for each Fiscal Year, as allocated between the Members for tax purposes under Section 13.3.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Co-Product” shall mean a tangible material produced incidentally to the manufacture or processing of a product. For example, but without limitation, one Co-Product of the growth of microalgae and the extraction of oil therefrom is the biomass remaining after the extraction.

“Corporate Tax Rate” shall mean, for distributions made with respect to a Fiscal Year, the highest federal income tax rate applicable to either Member for such Fiscal Year.

“Cosmeceuticals” shall mean products that combine features of Cosmetics and either Pharmaceuticals or Nutraceuticals.

“Cosmetics” shall mean products that are externally-applied for which the principal intended benefit to the user is the beautification of the externally visible parts of the body.

“Cure Period” shall mean, with respect to any breach by a Party that is of such a nature that it can be cured, the period of time specified herein by which such Party shall have a right to cure such breach from the date the non-breaching Party gives notice of such breach to such Party or, if no such time period is specified, the period that is sixty (60) days from the date the non-breaching Party gives notice of such breach to such Party.

“Damages” shall mean all claims, demands, actions, causes of action, assessments, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.

“Deadlock” shall mean any situation in which two (2) Directors vote in favor of an action or course of action and two (2) Directors vote against such action or course of action, or any other situation in which the Board is unable to reach agreement on a particular course of action, and at least two (2) members of the Board determine that the matter is sufficiently material to constitute a Deadlock that requires the direct involvement of the Members.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) [*] plus the prime interest rate as published in the Wall Street Journal from time to time and (b) the highest rate permitted by Applicable Law.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 3

“Default Rule” shall mean a provision of the Act that would apply to the Company unless otherwise provided in, or modified by, the Agreement.

“Development Period” shall mean the initial stages of the Company’s operations during which certain exceptions to the planned operations of the Company going forward (as otherwise described herein) shall be expressly permitted. The Parties contemplate that the Development Period shall last for one (1) year from and after the Closing Date; provided, however, that the Board shall have the right to extend or earlier terminate the Development Period in its discretion.

“Dietary Supplements” shall mean products that are ingested and are intended to have a nutritional benefit by providing the user one or more of the following nutrients (including in extracts and concentrated form) that are not consumed adequately in a normal diet: vitamins, minerals, amino acids, enzymes, glandulars, metabolites, and herbs or other botanicals.

“Direct Employee Costs” shall mean, with respect to a Secondee, such Secondee’s salary, bonus, social and retirement benefits and any accounting charge for equity compensation (as applicable).

“Distributable Cash” shall mean, for any period, the sum of cash from operations of the Company Business, from the proceeds of any loan made to or obtained by the Company, from the sale or disposition of Property of the Company, or from any other source for such period after deducting the following amounts for such period: (a) amounts required to pay the Company’s operating expenses and current liabilities, (b) amounts required to discharge any Company debt or obligation, including loans or advances from Members; (c) the amount of any additions to Cash Reserve; and (d) amounts to pay any capital expenditures of the Company. Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of Cash Reserve.

“Effective Date” shall mean the Closing Date.

“European Territory” shall mean (a) those countries that are as of the Closing Date members of the European Union, (b) those countries whose territory is entirely surrounded by the territory of countries who are as of the Closing Date members of the European Union, (c) the Russian Federation, and (d) the territories, protectorates, embassies and military bases of any of the foregoing and ships flying the flags of any of the foregoing.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Feedstock” shall be as defined in the Manufacturing Agreement.

“Fermentation Production Process” shall mean one that utilizes a fixed carbon source such as a carbohydrate as the source of energy for the microalgae.

“Field” shall mean the following applications of microalgae-containing and microalgae-derived substances, including their biomass, in each case when resulting from a Fermentation Production Process using microalgae that have not been Genetically Modified, and, in each case, including ingredients for use therein: (a) human foods and beverages; (b) Nutraceuticals; and

Exhibit A – Page 4

(c) animal feeds, including foods for domestic pets and aquaculture. For the avoidance of doubt, and without limitation, the following applications of microalgae-containing and microalgae-derived substances, including their biomass, in each case including ingredients for use therein, are specifically excluded from the Field: (i) fuels; (ii) chemicals, including but not limited to commodity, specialty and fine chemicals; (iii) Cosmetics; (iv) Pharmaceuticals; (v) Cosmeceuticals; (vi) home and personal care products; (vii) polyunsaturated fatty acids (PUFAs) and their derivatives; and (viii) Co-Products (other than Co-Products made in the course of making substances for applications (a) through (c) that are themselves to be used for applications (a) through (c)). Excluded from the Field are Co-Products for any of the applications (a) through (c) when made in the course of manufacturing items in (i) – (vii) above, or when made in the course of manufacturing in any other areas outside of the Field. For the further avoidance of doubt, excluded from the Field are all applications of microalgae-containing and microalgae-derived substances, including their biomass, in each case when resulting from a production process that (x) is Materially Phototrophic and/or (y) uses Genetically Modified organisms.

“Fiscal Year” shall mean an annual accounting period ending December 31 of each year during the term of the Company; provided, however, that the last such Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period.

“Functional Foods” shall mean products that are ingested as part of a normal diet that provide specific and targeted nutritional benefits for overall health and that are not primarily intended for the diagnosis, cure, mitigation or treatment of a specific disease or condition.

“General Manager” shall mean the officer of the Company with the duties and obligations established by the CEO and otherwise as set forth in Section 9.3.

“Genetically Modified”, in relation to an organism, shall mean an organism whose genetic code has been altered by the insertion of a recombinant or otherwise exogenous nucleic acid (whether or not similar or identical to a sequence contained in the genome of the naturally occurring organism), using the techniques of genetic engineering.

“Government Authorities” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board; (b) the Gross Asset Values of all Company assets shall be adjusted if the Board determines to adjust Capital Accounts pursuant to Section 4.4(e); (c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the

Exhibit A – Page 5

gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d). If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Intellectual Property” shall have the meaning provided in the License Agreements.

“License Agreements” means the Solazyme License Agreement and the Roquette License Agreement.

“Manager” shall mean the CEO, the General Manager and any Director of the Company.

“Material Adverse Effect” means an event, change, development, factor, transaction or condition that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, cash flows, operations, condition (financial or otherwise), operating results or customer, supplier or financing relations of such Person.

“Material Breach” shall mean the material breach of the following provisions, which material breach is not promptly cured (if curable) upon notice thereof by the non-breaching Party: with respect to this Agreement, Sections 4.1(a)(i), (ii), (iii) and/or (iv), 4.1(b)(i), 5.1, 5.2, 12.2(a), 14.1, 14.2, 14.3, 14.4, 14.5, 14.8, 16.2, 16.3 and 17.1; with respect to the Solazyme License Agreement, Sections 2.1(a), 5.1 and 5.3; and with respect to the Roquette License Agreement, Sections 2.1(a), 5.1 and 5.3.

“Materially Phototrophic” shall mean, in regard to a process (the “Reference Process”), that there exists a stage in the production process that uses light to induce synthesis of specific molecules (which are critical to the usefulness of the end product compared to microalgae derived substances of the same strain made without a light stage) in the microalgae (for example, and without limitation, pigments), which molecules cannot be produced by a Fermentation Production Process [*]. In all cases, if a Member of the Company can show that a Fermentation Production Process can produce [*], then the Reference Process shall not be considered to be Materially Phototrophic. In the event of a dispute arising in connection hereto, Article 22 of the JVOA shall apply.

“Member” shall mean the initial Members listed on Exhibit B and any Person admitted as a new Member in accordance with the terms of this Agreement. Exhibit B may be amended

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 6

from time to time to reflect the addition of a new Member in accordance with the terms of this Agreement.

“Member Nonrecourse Debt” shall mean any Company liability to the extent the liability is nonrecourse for purposes of Treas. Reg. § 1.1001-2, and a Member (or related person (within the meaning of Treas. Reg. § 1.752-4(b))) bears the economic risk of loss under Treas. Reg. § 1.752-2 because, for example, the Member (or related person) is the creditor or a guarantor. The determination of whether a Company liability constitutes a Member Nonrecourse Debt shall be made in accordance with Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean the amount of partner nonrecourse debt minimum gain, computed in the manner set forth in Treas. Reg. § 1.704-2(i)(3), with respect to each Member Nonrecourse Debt.

“Member Nonrecourse Deduction” shall mean the amount of partner nonrecourse deductions as computed under Treas. Reg. § 1.704-2(i)(2).

“Net Income Amount” shall mean, with respect to a Member for a Fiscal Year, the amount of net taxable income allocated to such Member for such Fiscal Year, reduced by the excess, if any, of (a) the aggregate amount of net taxable loss allocated to such Member for all prior Fiscal Years, over (b) the aggregate amount of net taxable income allocated to such Member for all prior Fiscal Years.

“Nutraceuticals” shall mean Functional Foods and Dietary Supplements for human consumption.

“Partially Adjusted Capital Account” means, with respect to any Member and any taxable year, the Capital Account of such Member at the beginning of such taxable year, adjusted as set forth in Section 4.4 for all contributions and distributions during such year and all special allocations pursuant to Section 13.2(d) with respect to such taxable year, but before giving effect to any allocations of Profits or Losses for such taxable year pursuant to Section 13.2(a) or Section 13.2(b).

“Person” shall mean any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

“Pharmaceuticals” shall mean products containing one or more active components intended for the diagnosis, cure, mitigation, or treatment of a specific disease or condition in humans or animals, in each case, that have been specifically approved for such use by a governmental regulatory authority. Pharmaceuticals are thus used for a specific medicinal benefit that is distinct from the nutritional benefits provided by Functional Foods and Dietary Supplements.

“Products” shall mean tangible products within the Field to be developed, sold and distributed by the Company. For the avoidance of doubt, the classification of a Product as inside or outside of the Field shall be made with reference to the final consumer product. For example, if a product ordinarily classified as a dietary supplement is to be used by a customer as an

Exhibit A – Page 7

ingredient in formulating a pharmaceutical product for sale to consumers, then it shall in this specific case be classified as a Pharmaceutical and therefore outside of the Field. However, this shall in no way prevent the sale of that product to consumers as a Dietary Supplement.

“Profits” or “Loss” shall mean, for each Fiscal Year, the Company’s taxable income or taxable loss for such Fiscal Year, as determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code section 703(c)(1) shall be included in taxable income or loss), but with the following adjustments:

(a) Items of income, gain, loss and deduction relating to Property contributed to the Company shall be computed as if the basis of the Property to the Company at the time of contribution were equal to its fair market value on that date and the amount of any depreciation, amortization or other cost recovery deductions allowable were computed in accordance with the following sentence. For purposes of the preceding sentence, the amount of any depreciation, amortization, or other cost recovery deduction allowable for any period with respect to Property contributed to the Company shall be an amount that bears the same ratio to the fair market value of the Property on the date of contribution as the federal income tax depreciation, amortization or other cost recovery deduction bears to the adjusted tax basis of the Property on the date of contribution; provided, however, that if the adjusted tax basis of the Property is zero on the date of contribution, then the amount of depreciation, amortization or other cost recovery deduction shall be determined with reference to the fair market value of the Property on the date of contribution using any reasonable method selected by the Board.

(b) Any tax exempt income and gain, as described in section 705(a)(1)(B) of the Code, realized by the Company during such Fiscal Year shall be added to such taxable income or taxable loss and any related expenses not allowed as a deduction pursuant to section 265 of the Code shall be subtracted from such income or loss.

(c) Any expenditures of the Company described in sections 705(a)(2)(B) (or treated as Code section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b) and not otherwise taken into account under this definition) and 709 of the Code (except for amounts with respect to which an election is properly made under section 709(b)) for such Fiscal Year shall be subtracted from such taxable income or taxable loss.

(d) Except as otherwise provided in Treas. Reg. § 1.704-1(b), amounts described in this definition shall be computed without taking into account any basis adjustments created by a section 754 election under the Code. Profits or Loss attributable to a basis adjustment resulting from a section 754 election shall inure solely to the benefit or detriment of the Member to whom the section 754 election relates.

(e) If there has been an adjustment to the Members’ Capital Accounts pursuant to Section 4.4(e) to reflect the unrealized income, gain, loss or deduction inherent in any Property: (i) depreciation, amortization or other cost recovery deductions with respect to such Property for each Fiscal Year or other period shall equal an amount that bears the same ratio to the fair market value of such Property on the date of such adjustment as the federal income tax depreciation, amortization or other cost recovery deductions for such Fiscal Year or

Exhibit A – Page 8

other period bears to the adjusted tax basis of such Property on such date; and (ii) gain or loss resulting from any disposition of such Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed under this sentence as if such Property had an adjusted basis on the date of such adjustment equal to its fair market value on such date and all subsequent adjustments for depreciation, amortization or other cost recovery deductions were made in accordance with clause (i) of this sentence.

(f) If the Company’s taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided in paragraphs (a) through (e) of this definition, and after removing any amounts allocated under the Regulatory Allocations or under Section 13.2(e) (relating to curative allocations), is a positive amount, such amount shall be the Company’s Profits for such Fiscal Year, and if a negative amount, such amount shall be the Company’s Loss for such Fiscal Year.

“Property” shall mean all of the Company’s right, title and interest in and to any real or personal property interests (tangible and intangible) owned by the Company.

“Regulatory Allocations” shall mean the allocations described in Sections 13.2(d)(i)-(vi) (Company Minimum Gain chargeback, Member Nonrecourse Debt Minimum Gain chargeback, Qualified Income Offset, gross income allocation, Company Nonrecourse Deductions, and Member Nonrecourse Deductions, respectively).

“Services” shall mean technology and expertise in the Field that the Company may provide, sell, license or distribute in the Territory in relation to the sale of Products.

“Solazyme Unamortized Excess” means the excess, if any, of (A) the initial Gross Asset Value of the Solazyme IP [*], less cumulative depreciation, amortization or other cost recovery deductions taken into account with respect to such asset (as computed for purposes of computing Profits and Losses) over (B) [*].

“Target Capital Account” means, with respect to any Member and any taxable year, an amount (which may be either a positive or a deficit balance) equal to the hypothetical distribution such Member would receive pursuant to the following sentence minus the Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and minus the Member’s share of Member Nonrecourse Debt Minimum Gain determined in accordance with Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in the following sentence. The hypothetical distribution to a Member is equal to the amount that would be received by such Member if all Company assets were sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each Company Nonrecourse Liability or Company Nonrecourse Debt, to the fair market value of the assets securing each such liability), and the net assets of the Company were distributed in full to the Members pursuant to (i) Section 21.1(a)(iv) (with respect to allocations for the taxable year in which occurs a sale of the Company (including a sale of all or substantially all of the Company’s assets) and each subsequent taxable year), or (ii) Section 21.1(a)(iii) (for any taxable year not described in the preceding clause (i)), all as of the last day of such year; provided however, that prior to the taxable year in which a dissolution or sale of the Company occurs (including a sale of all or

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 9

substantially all of the Company’s assets), for purposes of determining the effects of the foregoing hypothetical distribution, a portion of the Solazyme IP equal to the Solazyme Unamortized Excess, if any, shall be treated as a separate asset distributable under Section 21.1(a)(iii)(B) or (C), as applicable, rather than under Section 21.1(a)(iii)(A).

“Tax Distribution Amount” shall mean, with respect to each Member for each Fiscal Year, an amount equal to (a) the Net Income Amount for such Member for such Fiscal Year, multiplied by (b) the Tax Rate.

“Tax Matters Member” shall mean Solazyme or such other person who may be hereafter designated as the Tax Matters Member pursuant to Section 15.3.

“Tax Rate” shall mean, for distributions made with respect to a Fiscal Year, the sum of (a) the Corporate Tax Rate for such Fiscal Year, plus (b) the product of (i) 100% minus the Corporate Tax Rate for such Fiscal Year, and (ii) the maximum state and local income tax rates for either Member for such Fiscal Year, all as determined by the Board in its reasonable, good faith judgment.

“Territory” shall mean the world.

“Transfer” shall mean any sale, transfer, exchange, assignment, pledge, hypothecation, gift or any contract for the foregoing or any voting trust or other agreement or arrangement respecting voting rights or any beneficial interest in a Company Interest.

“U.S. GAAP” shall mean generally acceptable accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are in effect from time to time, consistently applied.

Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference

Agreement	Preamble
Roquette	Preamble
Solazyme	Preamble
Company	Recitals
Business	2.2(a)
Percentage Interest	3.1
Initial Contributions	4.1
Installment Amount	4.1(a)
Installment Due Date	4.1(a)
First Solazyme Payment	4.1(a)(i)
Seed Capital Payment	4.1(a)(ii)
First Installment Payment	4.1(a)(ii)
Second Solazyme Payment	4.1(a)(iii)
Phase 3 Payment	4.1(a)(iv)

Exhibit A – Page 10

Term	Section Reference

Capital Call	4.2(b)
Roquette IP	4.6(c)
Solazyme IP	4.6(d)(i)
Financing Commitments	5.4
Closing	6.1
Closing Date	6.1
Solazyme License Agreement	7.1(b)
Services Agreement	7.1(c)
HSR Act	7.1(e)
Roquette License Agreement	7.2(b)
Manufacturing Agreement	7.2(d)
Board	8.1
Director	8.1
Alternative Director	8.1(b)
Key Managers	8.7
Secondees	8.7
Initial Annual Budget	8.8(a)(i)
Initial Business Plan	8.8(a)(ii)
CEO	9.2
Development Services	10.1(b)
R&D	10.2(a)
Phase 1	10.4(a)(i)
Phase 1 Facility	10.4(a)(i)
Phase 2	10.4(a)(ii)
Phase 2 Facility	10.4(a)(ii)
Phase 3	10.4(a)(iii)
Phase 3 Facility	10.4(a)(iii)
Facility Purchase Option	10.4(a)(iv)
Facility Purchase Price	10.4(a)(iv)
Outsourcing Transaction	10.4(b)
SOX Compliance and SOX Compliant	12.1(f)(ii)
Company Tax Items	13.3
Permitted Transfer	14.2
Proposing Member	14.3
Non-Proposing Member	14.3
Transfer Notice	14.3
Transfer Notice Period	14.3
Put Notice	14.4
Negotiation Period	14.4
Election Notice Period	14.4
Election Notice	14.4
Acquired Party	14.5
Non-Acquired Party	14.5
CinC Notice	14.5
CinC Call Notice	14.5

Exhibit A – Page 11

Term	Section Reference

CinC Negotiation Period	14.5
Breaching Party	14.6
Non-Breaching Party	14.6
Material Breach Call Notice	14.6
Material Breach Negotiation Period	14.6
Confidential Information	17.1
Term	19.1

Exhibit A – Page 12

EXHIBIT B

MEMBERS OF THE COMPANY

Members Names and Addresses	Total Capital Contribution	Initial Percentage Interest

Roquette Frères, S.A. 62080 Lestrem Cedex France Attn: Département Juridique Telephone: +33 3 2163 3600 Facsimile: +33 3 2163 9459	See Section 4.1(a) of Agreement	50%

Solazyme, Inc. 225 Gateway Boulevard South San Francisco, CA 94080 Attn: General Counsel Telephone: (650) 416-5126 Facsimile: (650) 989-1258	See Section 4.1(b) of Agreement	50%

Exhibit B – Page 1

EXHIBIT C

FINANCING TERMS

1.	Debt financing to be used for the Company’s working capital needs in Phase 1 & 2, pursuant to Section 5.1, and in Phase 3, pursuant to Section 5.2(a)

Type of Financing

Revolving credit facility. Draw-downs can be made throughout the term of the facility. Paybacks of principal will be available for re-borrowing during the term of the facility. Loan documentation shall generally track the corresponding debt facility documents of Roquette being used to provide such revolver.

Term of Facility

Five (5) years from the facility commitment date. The facility commitment date for the working capital needs in Phase 1 & 2 pursuant to Section 5.1 shall be between the eighteenth (18th) and twenty-fourth (24th) monthly anniversary of the Effective Date, as then determined by the Board. The facility commitment date for the working capital needs in Phase 3 pursuant to Section 5.2(a) shall be the date upon which the Board unanimously agrees to proceed with the construction of the Phase 3 Facility as provided in Section 10.4(a)(iii).

Term of Borrowing

1, 3, 6 or 12 months from the draw-down of any loan under the credit facility.

Reference Interest Rate

[*] of the relevant period of withdrawal (i.e., the applicable [*] rate corresponding to the term of the loan, set on or about two (2) days before the borrowing date). Interest and principal of each withdrawal shall be paid with a single repayment on the maturity date of the withdrawal.

Margin

The margin for any borrowing under the credit facility shall be equal to the Roquette Lending Margin plus [*]. The Roquette Lending Margin shall mean [*] as of the date of the facility commitment date for the first year. At each anniversary date of the facility commitment date, the Roquette Lending Margin will be modified to reflect [*] negotiated during the preceding year.

Example (for illustration purposes only; rates given are not actual):

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C – Page 1

Assumptions:

[*]

Points/Commitment Fees, Etc.

The Company will be obligated to pay to Roquette, on the facility commitment date, a commitment fee equal to [*].

Upon each anniversary of the facility commitment date, the rate of the commitment fees will be reviewed to integrate the terms of the credit lines negotiated during the preceding year.

Example (for illustration purposes only; rates given are not actual):

Assumptions:

[*]

Covenants

1. Financial Covenants (based on semi-annual audited financial statements)

The financial covenants will be agreed between Roquette and the Company shortly before the applicable facility commitment date, based upon the then current business plan of the

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C – Page 2

Company. The type of covenants and terms of such covenants will be consistent with industry standards and the financial structure and financial ratios of the Company.

2. Non Financial Covenants

(a)	Pari Passu ranking

(b)	Material Adverse Change (“MAC”) means in the reasonable opinion of Roquette a material adverse effect on:

(i)	the business, operations, property, condition (financial or otherwise) or prospects of the Company;

(ii)	the ability of the Company to perform and comply with its obligations under financial documents; or

(iii)	the validity, legality or enforceability of financial documents.

Information Covenants

Including, subject to additional items as may be reasonably requested:

1.	copies of published consolidated annual and half-year audited financial accounts of the Company

2.	compliance certificate with each set of accounts

3.	annual budget

4.	notification of default

5.	details of any material litigation, arbitration or administrative proceedings

Events of Default

Subject to appropriate exceptions and remedy in relation to the Company (and, where relevant, its subsidiaries) including:

1.	non-payment (with a 3 business day grace period for technical/administrative error) under any financing documents

2.	any financial covenant breach

3.	failure to comply with any other obligations subject to agreed remedy periods (TBD) if capable of remedy

4.	cross default, subject to an agreed minimum amount (TBD)

Exhibit C – Page 3

5.	misrepresentation

6.	unlawfulness, invalidity of financing documents

7.	insolvency, insolvency proceedings

8.	cessation of business

9.	MAC

10.	Material Litigation

Security

All assets of the Company (other than the intellectual property rights and similar intangible property of the Company).

Other

Incidental fees (e.g., lender legal fees, recording fees etc.) will be paid by the Company

Mandatory Prepayment : All funding coming from any other source of funding may be used to repay the Roquette financing

2.	Debt financing to be used for the construction of the Phase 3 Facility, pursuant to Section 5.2(b)

The facility commitment date shall be the date upon which the Board unanimously agrees to proceed with:

•	The construction of the Phase 3 Facility as provided in Section 10.4(a)(iii); and

•	A funding agreement to be agreed and entered into by Roquette and the Company, based upon a Phase 3 business plan approved by the Board of the Company.

Funding of Phase 3 will be set up in line with the Phase 3 business plan approved by the Board of the Company.

Term of Borrowings

Type of Financing

Term loan credit facility. Draw-downs can be made throughout the term of the facility. Loan documentation shall generally track the corresponding debt facility documents of Roquette being used to provide such term loan.

Term loans shall have a 10 year maturity, with 10 year amortization and equal payments over the term.

Exhibit C – Page 4

Reference Interest Rate

[*]. The Company shall choose the relevant [*] on the date of draw-down. That reference interest rate shall reset as of the end of each relevant time period throughout the term of the loan. Interest and principal shall be paid on a current basis (annually).

Margin

The margin for any borrowing under the credit facility shall be equal to the sum of the following items:

[*]

Roquette shall set up specific funding to match the characteristics of the funding between Roquette and the Company. Costs of funding shall depend on market conditions.

[*]

Example (for illustration purposes only; rates given are not actual):

Assumptions:

[*]

Points/Commitment Fees, Etc.

The Company will be obligated to pay to Roquette, on the facility commitment date, a commitment fee equal [*]

Covenants

1. Financial Covenants (based on semi-annual audited financial statements)

The financial covenants will be agreed between Roquette and the Company shortly before the applicable facility commitment date, based upon a Phase 3 business plan approved by the Board of the Company. The type of covenants and terms of such covenants will be consistent with industry standards and the financial structure and financial ratios of the Company.

2. Non Financial Covenants

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C – Page 5

(a)	Pari Passu ranking

(b)	Material Adverse Change (“MAC”) means in the reasonable opinion of Roquette a material adverse effect on:

(i)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or the Group as a whole;

(ii)	the ability of the Company to perform and comply with its obligations under any financial documents; or

(iii)	the validity, legality or enforceability of any financial documents

Information Covenants

Including, subject to additional items as may be reasonably requested:

1.	copies of published consolidated annual and half-year audited financial accounts of the

2.	compliance certificate with each set of accounts

3.	annual budget

4.	notification of default

5.	details of any material litigation, arbitration or administrative proceedings

Events of Default

Subject to appropriate exceptions and remedy in relation to the Company (and, where relevant, its subsidiaries) including:

1.	non-payment (with a 3 business day grace period for technical/administrative error) under any financing documents

2.	any financial covenant breach

3.	failure to comply with any other obligations subject to agreed remedy periods (TBD) if capable of remedy

4.	cross default, subject to an agreed minimum amount (TBD)

5.	misrepresentation

6.	unlawfulness, invalidity of any financial documents

Exhibit C – Page 6

7.	insolvency, insolvency proceedings

8.	cessation of business

9.	MAC

10.	Material Litigation

Security

All assets of the Company (other than the intellectual property rights and similar intangible property of the Company).

Other

Incidental fees (e.g., lender legal fees, recording fees, etc.) will be paid by the Company.

Mandatory Prepayment: All funding coming from any other source of funding may be used to repay the Roquette financing.

Exhibit C – Page 7

EXHIBIT D-1

SOLAZYME LICENSE AGREEMENT

[Form attached.]

Exhibit D-1 – Page 1

EXHIBIT D-2

ROQUETTE LICENSE AGREEMENT

[Form attached.]

Exhibit D-2 – Page 1

EXHIBIT E

SERVICES AGREEMENT

[Form attached.]

Exhibit E – Page 1

EXHIBIT F

MANUFACTURING AGREEMENT

[Form attached.]

Exhibit F – Page 1

EXHIBIT G

FACILITY PURCHASE PRICE

If the Company elects to purchase the Phase 2 Facility pursuant to Section 10.4(a)(iii) of the Agreement, then the Facility Purchase Price shall equal [*].

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G – Page 1

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G – Page 2

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G – Page 3

EXHIBIT H

PRESS RELEASE

[Form to be attached after execution.]

Exhibit H – Page 1